SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEASUREMENT SPECIALTIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Measurement Specialties, Inc.
1000 Lucas Way
Hampton, VA 23666

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Measurement Specialties, Inc. (the “Company,” “we,” “us” or “our”) will hold its Annual Meeting of Shareholders at the Company’s facility, 1000 Lucas Way in Hampton, Virginia 23666 on Wednesday, September 22, 2010, at 8:30 a.m. Eastern time.  We are holding the meeting for the following purposes:

1.	To elect Frank D. Guidone and John D. Arnold to the Board of Directors, whose terms are described in the proxy statement.

2.	To approve the Company’s proposed 2010 Equity Incentive Plan.

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

4.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Holders of record of common stock of the Company at the close of business on July 26, 2010 are entitled to vote at the meeting.

In addition to the proxy statement and proxy card, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, which is not part of the proxy soliciting material, is enclosed.

It is important that your shares be represented and voted at the meeting.  You may vote your shares by completing and returning a proxy card.  Most shareholders can also vote over the internet or by telephone.  If Internet and telephone voting are available to you, you can find voting instructions on the enclosed proxy card.  You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement. Whichever method you choose, your vote is important so please vote as soon as possible.

By Order of the Board of Directors,
MARK THOMSON
Chief Financial Officer and Secretary

July 29, 2010

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Measurement Specialties, Inc. (the “Company”, “we”, “us” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, to be held on September 22, 2010 (the “Annual Meeting”), and at any meeting following postponement or adjournment of the Annual Meeting.

You are cordially invited to attend the Annual Meeting, which will begin at 8:30 a.m., Eastern Daylight time.  The meeting will be held at the Company’s facility, 1000 Lucas Way in Hampton, Virginia 23666 on Wednesday, September 22, 2010.  Shareholders will be admitted beginning at 8:00 a.m., Eastern Daylight time.

We are first mailing this proxy statement and proxy card (including voting instructions) on or about July 29, 2010 to persons who were shareholders at the close of business on July 26, 2010, the record date for the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON SEPTEMBER 22, 2010.

This proxy statement and annual report to shareholders, which includes the Company’s Annual Report on Form 10-K for the 2010 fiscal year, are available at www.meas-spec.com.

Our fiscal year begins on April 1 and ends on March 31.  References in this proxy statement to the year 2009 or fiscal 2009 refer to the 12-month period from April 1, 2008 through March 31, 2009.  References in this proxy statement to the year 2010 or fiscal 2010 refer to the 12-month period from April 1, 2009 through March 31, 2010.  References in this proxy statement to the year 2011 or fiscal 2011 refer to the 12-month period from April 1, 2010 through March 31, 2011.

PROXIES AND VOTING PROCEDURES

Who Can Vote?

You are entitled to vote at the Annual Meeting all shares of the Company’s common stock that you held as of the close of business on July 26, 2010, the record date for the meeting.  Each share of common stock is entitled to one vote with respect to each matter properly brought before the meeting.

On July 26, 2010, there were 14,561,408 shares of common stock outstanding.

In accordance with New Jersey law, a list of shareholders entitled to vote at the meeting will be available at the meeting.

Who Is the Record Holder?

You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

If your shares are registered directly in your name, we are sending these proxy materials directly to you.  If the record holder of your shares is a nominee, you will receive proxy materials from such record holder.

How Do I Vote?

If you are the record holder:

•
By Internet.  You can vote on the Internet. The website address for Internet voting is on your proxy card, and voting is also available 24 hours a day. If you vote by Internet, you do not need to request or return your proxy card.  Your vote by Internet must be received by 11:59 p.m., Eastern Daylight time, September 20, 2010.  Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•
By Telephone. You can also vote your shares by telephone, by calling the toll-free telephone number on your proxy card and following the instructions. Telephone voting is also available 24 hours a day.  If you vote by telephone, you do not need to request or return your proxy card. Your vote by telephone must be received by 11:59 p.m., Eastern Daylight time, September 21, 2010.

•
By Mail.  If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided.  Your vote by mail must be received by the close of voting at the Annual Meeting on September 22, 2010.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.

If your stock is held by brokers, banks or other nominees:

If your common stock is held by a broker, bank or other nominee, you will receive instructions from such nominee that you must follow in order to have your shares voted.

If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock on July 26, 2010.

If you hold your shares through a broker, your shares may be voted even if you do not provide voting instructions to your broker, bank or other nominee.  Under the rules governing the voting of shares held in street name, member brokers who do not receive instructions from beneficial owners are permitted to vote shares for which their customers do not provide voting instructions on certain “routine” matters.  The Company believes that the ratification of our independent registered public accounting firm is considered a routine matter.  On non-routine matters, including the election of members of the board of directors and the approval of the 2010 Equity Incentive Plan, shares held by your broker will not be voted absent specific instructions from you.  This means your shares may go unvoted and not affect the outcome if you do not specify your vote.  If a broker does not receive voting instructions from a customer on non-routine matters and accordingly does not vote on these matters, this is called a broker non-vote.  Broker non-votes will be counted for the purposes of establishing a quorum to conduct business at the meeting but are not counted as votes cast.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if the holders of a majority of the shares entitled to vote are present at the meeting, either in person or by proxy.

If a quorum is present, a plurality of votes cast is required to elect Directors.  Thus, a Director may be elected even if the Director receives votes of less than a majority of the shares represented at the meeting.  Proxies cannot be voted for a greater number of nominees than are named in this Proxy Statement.  To approve the 2010 Equity Incentive Plan, the affirmative vote of a majority of the votes cast is required. To ratify the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the votes cast is required.

In the event that there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given.  If you sign and return your proxy card or submit your proxy via the Internet or by telephone, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: (1) “for” the nominees for Director (2) “for” the proposal to approve the 2010 Equity Incentive Plan, and (3) “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

Proxies marked as abstaining or, with respect to the election of directors, withheld, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting.  Broker non-votes will not be counted as votes cast for or against any of the proposals at the Annual Meeting and therefore will have no effect on the outcome of such proposals.  Under applicable NASDAQ rules, marked abstentions on proposal 2 (approval of the 2010 Equity Incentive Plan) are considered votes cast on the matter and therefore will have the effect of a vote against the matter.  Marked abstentions on the election of directors or proposals other than proposal 2 are not considered votes cast and therefore will have no effect on such matters.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

Who Will Pay the Expenses of Proxy Distribution?

The Company will pay the expenses of the preparation of the proxy materials and the solicitation of proxies.  Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means.  In accordance with the regulations of the Securities and Exchange Commission (the “SEC”) and NASDAQ, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of the Company’s common stock.

What Does it Mean if I Get More Than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares are probably registered differently or are held in more than one account.  Please vote all proxies to ensure that all your shares are voted.  Also, unless you intend to have some of your shares registered differently than others, please have all of your accounts registered in the same name and address.  You may do this by contacting our transfer agent, American Stock Transfer & Trust Company at (718) 921-8293.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors is divided into three classes.  One class is elected each year for a term of three years.

Two Directors will be elected at this Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2013.  The Board has nominated John D. Arnold and Frank D. Guidone to serve for the term expiring at our Annual Meeting in 2013.  You can find information about Messrs. Arnold and Guidone below.

The persons named in the proxy card will vote such proxy “for” the election of Messrs. Arnold and Guidone unless you indicate that your vote should be withheld.  If elected, each of Messrs. Arnold and Guidone will continue in office until his successor has been duly elected and qualified, or until the earliest of his death, resignation, retirement or removal.  Each of Messrs. Arnold and Guidone has indicated to the Company that he will serve if elected.  We do not anticipate that either of Messrs. Arnold and Guidone will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors has determined that all of our current directors, including Messrs. Arnold and Guidone, are qualified to serve as directors of the Company.  In addition to the specific business experience listed below, each of our directors has the tangible and intangible skills and attributes which we believe are required to be an effective Director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a Director of the Company and the character and integrity we expect of our Directors.

The Board of Directors recommends a vote FOR the election of Messrs. Arnold and Guidone as Directors.

NOMINEES FOR A TERM EXPIRING IN 2013

John D. Arnold has been a Director since June 1995.  Mr. Arnold has been in private law practice since 1988, primarily representing technology companies with relationships with Asian investors and/or manufacturers.  Prior to 1988, Mr. Arnold was employed with the law firms of Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California and Foley & Lardner in Milwaukee, Wisconsin.  Mr. Arnold received a B.B.A. in business administration from the University of Wisconsin and a J.D. from Stanford Law School.  In assessing Mr. Arnold’s qualifications to serve on the Company’s Board our Directors considered his extensive experience representing and advising companies with significant manufacturing operations in Asia and his experience in corporate finance, governance and oversight.  Additionally, in his role as audit committee chairman, Mr. Arnold has brought extensive knowledge and experience in the areas of finance and accounting, which are critically important to the Company as a global and complex public company. In addition, the determination by the Company’s Board of Directors that Mr. Arnold is an Audit Committee “financial expert” lends further support to his financial acumen and qualification for serving on the Board of Directors. Age 55.

Frank D. Guidone has served as Chief Executive Officer since June 2002 and has been a Director since December 2002.  Mr. Guidone has been instrumental in the restructuring and expansion of the Company, increasing market capitalization tenfold.  Prior to his service with the Company, Mr. Guidone was a Managing Director/Principal of Corporate Revitalization Partners, a Dallas-based turnaround/crisis management consultancy firm, from 2000 to 2006, where he guided multiple companies through complex operational and balance sheet restructurings.  Mr. Guidone has been a partner at Four Corners Capital Partners, a boutique private investment firm of which Mr. Guidone is a co-founder, since 1999, and where he retains interests in partnerships that acquired several private companies through leveraged buyouts.  Prior to forming Four Corners, Mr. Guidone spent 13 years in management consulting with Andersen Consulting and George Group, Inc.  Through his career, Mr. Guidone has worked with numerous solvent and insolvent companies, focusing on operational and financial restructurings.  Mr. Guidone received a B.S. in mechanical engineering from The University of Texas at Austin.  He is a member of the board of Port-A-Cool LLC, a private Texas-based company jointly owned by Four Corners and Rosewood Private Investments. In assessing Mr. Guidone’s qualifications to serve on the Company’s Board our Directors considered his position, history and performance as our Chief Executive Officer and his extensive experience directly managing and consulting with various manufacturing and service companies, particularly in the areas of financial and business analysis, corporate development and operational improvements through lean manufacturing. Additionally, Mr. Guidone’s leadership and strategic vision has guided the Company down a path of consistent profitability, especially during the recent economic downturn, as well as prior to the recession with the turnaround and restructuring of the Company after he became CEO. Mr. Guidone was also instrumental in building the Company organically and through acquisitions into a leading global sensor company.  Mr. Guidone’s leadership experience gives him insight into business strategies, technology trends, acquisition strategy and financing, each of which represents key opportunities for the Company.  Age 45.

DIRECTORS WITH A TERM EXPIRING IN 2012

R. Barry Uber has been a Director since October 2003.  Since 2005, Mr. Uber has been a partner of Coastal Capital Consultants, L.L.C., an investment firm. Mr. Uber was President and Chief Operating Officer of American Commercial Lines Inc. (formerly American Commercial Barge Line), a provider of marine transportation and manufacturing services and solutions, from July 2001 to July 2003.  From 1998 to 2000, he served as President and Chief Executive Officer of North American Van Lines.  Prior to joining North American Van Lines, Mr. Uber served for 30 years at Ingersoll-Rand Co. Inc., a diversified commercial products manufacturer, where he held increasingly responsible executive positions, last serving as Corporate Vice President and President of the Construction Machinery Equipment Group.  Mr. Uber received a B.B.A. in business administration from Penn State University where he was awarded an Alumni Fellow Award in 1996.  In assessing Mr. Uber’s qualifications to serve on the Company’s Board our Directors considered his experience managing manufacturing companies, his extensive experience with mergers and acquisitions and his experience as chairman of the board of two private companies, Tread Corporation and Oneida Molded Plastics LLC.  Age 65.

Satish Rishi has been a Director since September 2005.  Since April 2006, Mr. Rishi has served as Senior Vice President, Finance and Chief Financial Officer of Rambus, Inc., a designer of high-speed chip interfaces.  From 2001 to April 2006, he served at Toppan Photomasks, Inc. (formerly DuPont Photomasks, Inc.), a global provider of photomask technology, where he last held the positions of Executive Vice President and Chief Financial Officer.  During his career, Mr. Rishi has held senior financial management positions at semiconductor and electronics manufacturers. He served as Vice President and Assistant Treasurer at Dell Inc. from 1999 until 2001, and prior to his service at Dell, spent 13 years at Intel Corp., where he held financial management positions of increasing responsibility, both in the United States and overseas. His last position at Intel was Assistant Treasurer.  Mr. Rishi received a B.S. with honors in Mechanical Engineering from Delhi College of Engineering, Delhi University, and an M.B.A. with a concentration in Finance from the Walter J. Hass School of Business, University of California, Berkeley.  In assessing Mr. Rishi’s qualifications to serve on the Company’s Board our Directors considered his extensive experience in the technology products manufacturing industry, and strategic planning experience with other technology and manufacturing companies, particularly in the areas of financial and business analysis and financial planning. In his prior and current roles, Mr. Rishi has had responsibility over all aspects of business planning, financial reporting, investor relations and information technology, which experience allows him to provide oversight over our financial reporting and planning processes. In addition, the determination by the Company’s Board of Directors that Mr. Rishi is an Audit Committee “financial expert” lends further support to his financial acumen and qualification for serving on the Board of Directors. Age 50.

DIRECTORS WITH TERM EXPIRING IN 2011

Kenneth E. Thompson has been a Director since November 2006.  Since October 2006, Mr. Thompson has served as Senior Vice President, General Counsel and Corporate Secretary of Verisk Analytics, Inc., (and its predecessor, Insurance Services Office, Inc.) a provider of data, analytical tools and decision support services that help measure, manage and reduce risk.  From January 1997 through September 2006, Mr. Thompson was a partner of McCarter & English, LLP, a law firm that provided legal services to the Company.  Mr. Thompson received a B.A. in Political Science from the State University of New York at Stony Brook and a J.D. from Boston University School of Law.  In assessing Mr. Thompson’s qualifications to serve on the Company’s Board our Directors considered his extensive experience representing and advising manufacturing and technology companies, as well as his expertise in corporate governance, evaluation, oversight, and public company reporting gained as General Counsel of a public company. Age 50.

Morton L. Topfer has been a Director since January 2002 and has been Chairman of the Board since January 2003.  Mr. Topfer is Managing Director of Castletop Capital, L.P., an investment firm.  He previously served at Dell, Inc., a global systems and services company, as Counselor to the Chief Executive Officer, from December 1999 to February 2002, and Vice Chairman, from June 1994 to December 1999.  Mr. Topfer was a member of the Board of Directors of Dell from December 1999 to July 2004.  Prior to joining Dell, Mr. Topfer served for 23 years at Motorola, Inc., where he held several executive positions, including CEO of a $5 billion segment of the company, and last served as Corporate Executive Vice President and President of the Land Mobile Products Sector.  Mr. Topfer was conferred the Darjah Johan Negeri Penang State Award in July 1996 by the Governor of Penang for contributions to the development of the electronics industry in Malaysia.  Mr. Topfer also served as a director for Staktek Technologies until December 31, 2005 and Advanced Micro Devices until July 2009.  In assessing Mr. Topfer’s qualifications to serve on the Company’s Board our Directors considered his extensive strategic planning experience with other technology and manufacturing companies, particularly in the areas of financial and business analysis, his extensive experience with electronics manufacturing in Asia, and his experience as a board member of several other public companies, including, in addition to those listed above, Bio-Reference Laboratories, Inc., Pharmacia & Upjohn, Inc., Bally Technologies, Inc. and Autodesk, Inc, and several private companies.  Mr. Topfer holds honorary doctorate degrees from Brooklyn College and Polytechnic Institute of New York. Age 73.

ITEM 2 — PROPOSAL TO APPROVE THE 2010 EQUITY INCENTIVE PLAN

Introduction

The Board of Directors recommends that our shareholders approve the Measurement Specialties, Inc. 2010 Equity Incentive Plan (the “2010 Plan” or “plan”), adopted by the Board on June 21, 2010, subject to the approval of our shareholders at the 2010 Annual Meeting. The 2010 Plan will not become effective unless it is approved by our shareholders.

Overview of the 2010 Plan

The following summary describes the material terms of the 2010 Plan.  While we believe that the description covers the material terms of the 2010 Plan, this summary may not contain all of the information that is important to you.  You should carefully read the full text of the 2010 Plan, which is attached to this proxy statement as Exhibit A, for a more complete understanding of the 2010 Plan.  The discussion is qualified in its entirety by reference to Exhibit A.

The 2010 Plan permits the grant of (1) incentive stock options (“ISOs”), (2) nonqualified stock options (“NQOs” and, together with ISOs, “Options”), and (3) restricted stock units (“RSUs” and, collectively with the Options, “Awards”), as more fully described below.  All Awards granted under the Plan are governed by separate written agreements (“Agreements”) between the participants and us.

The 2010 Plan is intended to promote the best interests of the Company and our shareholders by:

•	enabling us to attract and retain the best available individuals for positions of substantial responsibility, including directors, officers, employees, consultants and advisors;

•	providing additional incentives to such persons by affording them an equity participation in the Company;

•	rewarding those Directors, executive officers and employees for their contributions to our organization; and

•
promoting the success of our business by aligning the financial interests of our Directors, executive officers and employees providing personal services to our organization with long-term shareholder value through compensation based on the performance of the Company’s common stock.

The Company has provided stock-based compensation opportunities to our Directors, executive officers and employees through the Measurement Specialties, Inc. 2008 Equity Incentive Plan, the Measurement Specialties, Inc. 2006 Employee Stock Option Plan, the Measurement Specialties, Inc. 2003 Stock Option Plan, and the Measurement Specialties, Inc. 1998 Stock Option Plan.  If shareholders approve the 2010 Plan, no future grants will be made under these plans.

Administration

The Board of Directors or, if the Board of Directors delegates its authority to the Compensation Committee, the Compensation Committee will administer the 2010 Plan.  The Committee will have at least two members who are non-employee directors and outside directors under applicable rules and regulations of the SEC and the Internal Revenue Service.  The Board or the Compensation Committee will have broad authority with respect to the 2010 Plan, including the power to:

•	select the persons who will be eligible for Awards;

•	determine the amount and type of Awards to be granted to participants;

•
determine the terms and conditions of Awards to be granted to participants (not inconsistent with the provisions of the 2010 Plan), including, without limitation, the applicable exercise price per share, the expiration date, the restriction period, and such other terms and conditions as may be deemed appropriate by the Board or the Compensation Committee;

•	determine and interpret the terms of Agreements;

•	determine whether the Options will be treated as ISOs or NQOs;

•	adopt procedures for carrying out the 2010 Plan and to change such procedures from time to time as it deems advisable; and

•	establish performance goals, if applicable, that must be met as a condition to the payment of certain Awards.

The Board of Directors may also delegate its authority to administer the 2010 Plan to our Chief Executive Officer, subject to limitations specified in the 2010 Plan, applicable legal requirements and the rights and authority specified in the delegation of authority.

Share Authorization; Individual Limitations

Subject to certain adjustments, the maximum number of shares of common stock that may be issued under the 2010 Plan in connection with Awards is 1,600,000 shares.  The maximum number of shares of our common stock that may be granted pursuant to awards of RSUs is 500,000.  There are also maximum annual limitations applicable to Awards as follows: (a) the maximum aggregate number of shares of our common stock subject to Options that may be granted in any one year to any one participant is 150,000; and (b)  the maximum aggregate number of shares of our common stock subject to RSUs that may be granted in any one year to any one participant is the fair market value (determined on the date of grant) of 75,000 shares of common stock.

In the event that the Board or the Compensation Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, stock split, spin-off, combination, exchange of shares, warrants or rights offering to purchase our stock at a price substantially below fair market value, or other similar transaction affects our stock such that an adjustment is required to preserve the benefits or potential benefits intended under the Plan, the Board or Compensation Committee will have the right to adjust (1) the number of shares of stock that may be awarded, (2) the number and kind of shares subject to outstanding Awards held by participants, (3) the exercise price of Awards, (4) the annual Award limits, or (5) the amount and/or type of payment to be received under Awards.  The Board may also provide for a cash payment for any outstanding Awards, provided that the number of shares subject to any Award must always be a whole number.  Shares of our common stock subject to Awards that expire unexercised or are otherwise forfeited shall again be available for Awards under the 2010 Plan.

Performance Goals

Awards under the 2010 Plan may be conditioned upon the achievement of certain performance goals established by the Board or Compensation Committee.  Performance goals may be linked to a variety of factors, including the participant’s completion of a specified period of employment or service with us or an affiliated company. Additionally, performance goals can include objectives stated with respect to our, an affiliated company’s or a business unit’s (1) total shareholder return, (2) total shareholder return as compared to total return (on a comparable basis) of a publicly available index, (3) net income, (4) pretax earnings, (5) funds from operations, (6) earnings before interest expense, taxes, depreciation and amortization, (7) operating margin, (8) earnings per share, (9) return on equity, capital, assets and/or investment, (10) operating earnings, (11) working capital, (12) ratio of debt to shareholders equity, (13) expense reduction or containment, (14) revenue, or (15) such other criteria as may be determined by the Board or Compensation Committee in its sole discretion. Additionally, the Board or Compensation Committee may impose restrictions, including without limitation, confidentiality and non-solicitation restrictions, on the grant, exercise or payment of an Award as it determines appropriate.

Participation

Persons eligible to participate in the 2010 Plan include any person who is our employee, consultant, advisor or member of the Board. The participants in the 2010 Plan are selected by the Board or Compensation Committee, in its sole discretion.  As of March 31, 2010, there were approximately 2,550 persons eligible to participate in the 2010 Plan, including all of our employees and directors.

Types of Awards under the 2010 Plan

Under the 2010 Plan, we may grant ISOs, NQOs, or RSUs.  The following is a brief description of each type of Award.

Stock Options.  A stock option entitles the holder to purchase from us a stated number of shares of our common stock.  The 2010 Plan permits the grant of both ISOs and NQOs.  An ISO may only be granted to our employees or to an employee of one of our subsidiaries (provided applicable law so permits).  The Board or Compensation Committee will specify the number of shares of common stock subject to each Option and the exercise price for such Option.  The exercise price may not be less than the closing price of a share of our common stock on the date the Option is granted.  If we grant ISOs to any shareholder owning more than 10% of our common stock, the exercise price shall not be less than 110% of the fair market value of our common stock on the date the Option is granted.  Generally, all or part of the exercise price may be paid (1) in cash, (2)  by tendering shares of common stock, (3) by cashless-broker-assisted exercise, (4) net exercise, (5) by any combination of such methods or (6) any other method accepted by the Board or Compensation Committee.

All Options shall be exercisable in accordance with the terms of the applicable Agreement.  The maximum period in which an Option may be exercised shall be determined by the Board or Compensation Committee on the date of grant but shall not exceed 10 years.  However, if we grant ISOs to any more than 10% shareholder, then the maximum period in which the Option may be exercised is five years.  In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of our common stock with respect to which such ISOs become exercisable for the first time during any calendar year under any of our plans or the plans of any affiliated companies cannot exceed $100,000.  ISOs granted in excess of this limitation will be treated as NQOs, with respect only to such excess.

Unless otherwise determined by the Board or the Compensation Committee at the time of grant, the following provisions will apply upon a participant’s termination of employment or service with the Company.  If a participant’s employment with us (or any of our subsidiaries) terminates due to death or disability, the participant’s unexercised Options may be exercised, to the extent they were exercisable on the termination date, for a period of 12 months from the termination date or until the expiration of the Option term, if shorter.  If the participant’s employment with us (or one of our subsidiaries) is terminated for cause (as defined in the 2010 Plan), all unexercised Options (whether vested or unvested) shall terminate and be forfeited on the termination date.  If the participant’s employment terminates for any other reason other than death, disability, or termination for cause, any vested but unexercised Options may be exercised by the participant, to the extent exercisable at the time of termination, for a period of 90 days from the termination date or until the expiration of the Option term, whichever period is shorter.  Unless otherwise provided by the Compensation Committee, any Options that are not exercisable at the time of termination of employment shall terminate and be forfeited on the termination date.

As of June 15, 2010, the fair market value of a share of our common stock, determined by the last reported sale price per share of the common stock on such date as quoted on The NASDAQ Global Market, was $17.25.

Restricted Stock Units.  RSUs are granted in reference to a specified number of shares of our common stock and entitle the holder to receive shares of common stock or cash (as determined by the Board or Compensation Committee) upon vesting due to (1) the participant’s continued service over a period of time, (2) the achievement of certain performance goals established by the Board or Compensation Committee, or (3) any combination of these conditions as specified in the applicable Agreement.  A participant will not have any rights as a shareholder with respect to any shares of common stock underlying a restricted stock unit until such time as the shares of common stock have been issued.

Transferability of Awards

Generally, Awards granted under the 2010 Plan shall be nontransferable except by will or by the laws of descent and distribution.

Rights as a Shareholder

No participant shall have any rights as a shareholder with respect to shares covered by Options or RSUs unless and until such Awards are settled in shares of our common stock.  No Option shall be exercisable, no shares of our common stock shall be issued, no certificates for shares of our common stock shall be delivered and no payment shall be made under the 2010 Plan, except in compliance with all applicable laws.

Amendment and Termination

Our Board of Directors may amend, suspend or terminate the 2010 Plan at any time provided that a termination shall not affect outstanding Awards under the 2010 Plan.  Shareholder approval may be needed for an amendment to the 2010 Plan if the amendment would increase benefits to participants, increase the 2010 Plan’s share reserve, or modify eligibility.  The Board may also amend any outstanding Award without consent of the participant to comply with legal requirements (including requirements under Internal Revenue Code (the “Code”) Sections 409A and 162(m)), or to make adjustments to an Award in recognition of unusual or nonrecurring events affecting our financial status or in order to prevent dilution or enlargement of the intended benefits.  The Board may also amend, modify or terminate any outstanding Award without the participant’s consent if the action would not materially and adversely affect the participant. Other amendments may be made to outstanding Awards with the consent of the participant.  The exercise price of an Option may not be changed after the Option is granted without approval of the Company’s shareholders.

Change in Control

In the event of a change in control (as defined in the 2010 Plan) of the Company, the Board or Compensation Committee may, on a participant-by-participant basis, or on a broader plan basis, take such action as the Board or Compensation Committee determines in its sole discretion, which may include one or more of the following: (1) accelerate the vesting of outstanding Awards, (2) fully vest and/or accelerate the restriction period for any Awards, (3) terminate or cancel any outstanding Awards in exchange for cash payments and/or provide limited opportunities to exercise Awards prior to the effectiveness of such termination or cancellation, (4) require that Awards be assumed by the successor entity or that Awards for shares or other interests in the successor entity with equivalent value be substituted for such Awards, or (5) take such other action as the Board or Compensation Committee deems reasonable under the circumstances to retain the original intent of the Award.

Federal Income Tax Consequences of Options

The following is a general summary of the current federal income tax treatment of Options which may be granted under the 2010 Plan, based upon the current provisions of the Code and regulations thereunder.

ISOs:  ISOs under the 2010 Plan are intended to meet the requirements of Section 422 of the Code.  No tax consequences result from the grant of the ISO.  If an ISO holder acquires stock upon exercise, the ISO holder will not recognize income for ordinary income tax purposes (although the difference between the Option exercise price and the fair market value of the stock subject to the Option may result in alternative minimum tax liability to the Option holder) and we will not be allowed a deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the Option and ending on the day three months before the date of such exercise, the Option holder is our employee or an employee of one of our subsidiaries; and (b) the Option holder makes no disposition of the stock within two years from the date of the Option grant nor within one year after the transfer of the stock to the option holder.  The three-month period extends to one year in the event of disability and is waived in the event of death of the employee.  If the Option holder sells the stock after complying with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as capital gain, and any loss will be treated as capital loss, in the year of the sale.

If the Option holder fails to comply with the employment requirement, the tax consequences will be substantially the same as for an NQO, discussed below.  If the Option holder fails to comply with the holding period requirements, the Option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of the exercise of the Option over the exercise price or (ii) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock.  Any additional gain ordinarily will be recognized by the Option holder as capital gain, either long-term or short-term, depending on the holding period of the shares.  If the Option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, we will be allowed an equivalent deduction in the same year.

NQOs:  No tax consequences result from the grant of the Option.  An Option holder who exercises an NQO with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we will be entitled to a deduction in the same amount in the fiscal year in which the exercise occurred.  When the holder disposes of the shares, he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

Disallowance of Deductions:  The Code disallows deductions by publicly held corporations with respect to compensation in excess of $1,000,000 paid to the company’s Chief Executive Officer and its three other most highly compensated officers (other than its Chief Financial Officer).  However, compensation payable solely on account of attainment of one or more performance targets is not subject to this deduction limitation if certain statutory requirements are satisfied.  Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of Options granted at fair market value under a plan that limits the number of shares that may be issued to any individual and which is approved by the Company’s shareholders.

Vote Required

If a quorum is present at the meeting, the proposal to approve the 2010 Plan must be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote FOR the proposal to approve the Company’s 2010 Equity Incentive Plan.

Equity Compensation Plan Information

The following table presents information as of March 31, 2010 with respect to compensation plans under which shares of our common stock are authorized for issuance.  The table does not include securities that may be issuable under the 2010 Plan, which is being submitted to shareholders for approval at the Annual Meeting and has not been implemented.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Shareholders	3,065,184	$16.42	133,986
Employee Stock Purchase Plan	4,876	$14.71	214,267
Equity Compensation Plans Not Approved by Shareholders(3)	—	—	—
Total	3,070,060	$16.42	348,253

(1)	There are no outstanding warrants or rights.

(2)	Amounts exclude any securities to be issued upon exercise of outstanding options.

(3)	We do not have any equity compensation plans that have not been approved by shareholders.

ITEM 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal 2011

As part of the Audit Committee’s oversight of the Company’s independent registered public accountants, the Committee conducted a competitive process to review the selection of the Company’s independent registered public accounting firm. Based on the results of that process, the Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.  KPMG LLP, the Company’s independent registered public accounting firm for the fiscal years ended March 31, 2010 and March 31, 2009, was dismissed on June 22, 2010.  Ernst & Young LLP was engaged as the Company’s independent registered public accounting firm on June 22, 2010.

The audit reports of KPMG LLP on the consolidated financial statements of the Company as of and for the fiscal years ended March 31, 2010 and March 31, 2009 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle except that KPMG LLP's report on the consolidated financial statements of the Company as of and for the year ended March 31, 2009, contained a separate paragraph stating that, “As discussed in note 2 to the consolidated financial statements, Measurement Specialties, Inc. adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective April 1, 2007.”

The audit reports of KPMG LLP on the effectiveness of internal control over financial reporting as of March 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG LLP’s reports on the effectiveness of internal control as of March 31, 2010 and 2009 indicated that management’s assessment of and conclusion on the effectiveness of internal controls over financial reporting excluded the evaluation of internal controls for the Company’s joint venture in Japan, Nikkiso-THERM (NT).  NT is an entity consolidated pursuant to FIN 46R. The Company does not have the ability to dictate or modify the controls of NT, and the Company does not have the ability, in practice, to assess those controls. At March 31, 2010 and 2009, NT represented $5,108,000 and $5,525,000, respectively, in total assets and $4,582,000 and $4,090,000 respectively, in net sales. Additionally, KPMG LLP’s audit report on the effectiveness of internal control as of March 31, 2009 indicated that management’s assessment of and conclusion on the effectiveness of internal controls over financial reporting excluded the evaluation of internal controls for the Company’s recent acquisitions of RIT SARL (“Atexis”) and FGP Instrumentation, GS Sensors and ALS (collectively “FGP”) during 2009.  At March 31, 2009, Atexis and FGP represented $11,465,000 in total assets, excluding goodwill and intangible assets resulting from these acquisitions, and $3,215,000 in net sales.

During the fiscal years ended March 31, 2010 and March 31, 2009 and the subsequent period through June 22, 2010, there were no disagreements with KPMG LLP on any matter of accounting principles, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused them to make reference thereto in KPMG LLP’s audit reports on the financial statements of the Company for such fiscal years. In addition, during the fiscal years ended March 31, 2010 and March 31, 2009 and the subsequent period through June 22, 2010, there were no “reportable events” (as defined in Regulation S-K Item 304(a)(1)(v)).

The Company provided KPMG LLP with a copy of the disclosures above and requested that KPMG LLP furnish the Company with a letter addressed to the Commission stating whether it agreed with the above statements. A copy of KPMG LLP’s letter, dated June 28, 2010, was filed as Exhibit 16.1 to the Current Report on Form 8-K filed with the Commission on June 28, 2010.

During the fiscal years ended March 31, 2010 and March 31, 2009 and the subsequent period through June 22, 2010, the Company did not consult with Ernst & Young LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did Ernst & Young LLP provide written or oral advice to the Company that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions), or a “reportable event” (as defined in Regulation S-K Item 304(a)(1)(v)).

We are not required to have the shareholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.  We are doing so because we believe it is a matter of good corporate practice.  If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP but may retain such independent registered public accounting firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.  Representatives of KPMG LLP are not expected to be present at the Annual Meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

Fees Paid to Our Independent Registered Public Accounting Firm During Fiscal 2010 and Fiscal 2009

Audit Fees.  The Company was billed the aggregate amounts of $1,199,391 and $1,565,647 for the fiscal years 2010 and 2009, respectively, for professional services rendered by KPMG LLP for its audit of our financial statements for such years, review of the financial statements included in our Forms 10-Q during such respective fiscal years, Sarbanes-Oxley related audits of internal control over financial reporting and its audit of our employee benefit plan.  In fiscal 2010 and 2009, Ernst & Young LLP did not perform any audit services for the Company.

Audit-Related Fees.  In fiscal 2010 and 2009, the Company did not pay any fees for audit-related services rendered by KPMG LLP or Ernst & Young LLP.

Tax Fees.  The Company was billed the aggregate amounts of $177,396 and $134,043 for the fiscal years 2010 and 2009, respectively, for tax consulting services rendered by KPMG LLP.  In fiscal 2010 and 2009, Ernst & Young LLP did not perform any tax consulting services for the Company.

All Other Fees.  In fiscal 2010, the Company was billed the aggregate amount of $2,100 by KPMG LLP for use of an accounting research tool. In fiscal 2009, the Company did not pay KPMG LLP any fees other than those described above.  In fiscal 2010 and fiscal 2009, the Company did not pay Ernst & Young LLP any fees.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may pre-approve particular services on a case-by-case basis.  For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may, when applicable, form and delegate authority to subcommittees consisting of one or more members who are independent directors of the Board, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting.  All audit and permissible non-audit services provided by KPMG LLP to the Company for fiscal 2010 and fiscal 2009, respectively, were pre-approved by the Audit Committee.

GOVERNANCE OF THE COMPANY

Pursuant to New Jersey law and the Company’s by-laws, the Company’s business, property and affairs are managed by or under the direction of the Board of Directors.  Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.  We currently have six members on our Board.  The Board has determined that five of its members, John D. Arnold, R. Barry Uber, Satish Rishi, Morton L. Topfer and Kenneth E. Thompson, are “independent,” as defined in the NASDAQ listing standards.

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval, and may hold special meetings between scheduled meetings when appropriate.  During fiscal 2010, the Board held six meetings.  Each incumbent Director attended more than 75% of the total number of meetings of the Board of Directors and the Board committees of which he was a member during the period he served as a Director in fiscal 2010.  The Company does not have a policy requiring all Directors to attend annual meetings of shareholders.  All of the Directors then serving attended the Company’s 2009 Annual Meeting.

Board of Directors Leadership Structure

We separate the roles of CEO and Chairman of the Board of Directors in recognition of the differences between the two roles.  The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO and sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors. Our CEO serves on our Board of Directors, which we believe helps the CEO serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose.  We believe that the CEO’s presence on the Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board of Directors.

The Role of the Board of Directors in Risk Oversight

The Board of Directors oversees the Company’s risk management process directly and through its committees.  The role of the Board of Directors in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks.  The Board of Directors (or the appropriate committee) receives these reports from senior management to enable it to understand our risk identification, risk management and risk mitigation strategies.  When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full Board of Directors at the next meeting of the Board of Directors.  This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee oversees risks related to financial controls and related compliance risks, as well as discusses our policies with respect to risk assessment and risk management.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established various committees to assist it with the performance of its responsibilities.  These committees and their current members are discussed below.

Audit Committee

During fiscal year 2010, the Audit Committee consisted of John D. Arnold (Chairman), Satish Rishi and Kenneth E. Thompson.  All of the Audit Committee members are “independent,” as independence for audit committee members is defined in the NASDAQ listing standards, and under the heightened independence standards for audit committee members under Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has determined that all Audit Committee members have the financial sophistication and experience required by NASDAQ listing standards.  The Board has also determined that Satish Rishi and John Arnold qualify as “audit committee financial experts,” as defined in Item 407(d)(5) of SEC Regulation S-K.  For additional information regarding the experience and background of Mr. Rishi and Mr. Arnold, see “Item 1 – Election of Directors” above.

During fiscal 2010, the Audit Committee met six times.  The functions of the Audit Committee are described in its report, which is included in this proxy statement.  The Board has adopted a written charter setting forth the functions of the Audit Committee.  This charter is available to shareholders in the “About Us” section on our website, www.meas-spec.com.

Compensation Committee

During fiscal 2010, the Compensation Committee consisted of R. Barry Uber (Chairman), Morton L. Topfer and Kenneth E. Thompson.  All of the Compensation Committee Members are “independent,” as independence for Compensation Committee members is defined in the NASDAQ listing standards.

The functions of the Compensation Committee are to (1) develop and maintain compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to shareholders, (2) recommend to our Board of Directors for approval, compensation and benefit plans for executive officers, (3) review and approve annually corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of the goals and, based on such evaluation, determine, or recommend to the Board of Directors for determination, the annual total compensation for our other executive officers, (4) approve the grants of stock options and other equity-based incentives to the extent provided under our compensation plans, and (5) review and recommend to our Board of Directors compensation for non-employee directors.

During fiscal 2010, the Compensation Committee met three times.  The Board has adopted a written charter setting forth the functions of the Compensation Committee.  This charter is available to shareholders in the “About Us” section on our website, www.meas-spec.com.

Nominating Committee

During fiscal year 2010, the Nominating Committee consisted of R. Barry Uber (Chairman), Morton L. Topfer and Satish Rishi.  All of the Nominating Committee members are “independent,” as independence for nominating committee members is defined in the NASDAQ listing standards.  The Nominating Committee was formed to evaluate and recommend to the Board the persons to be nominated for election as Directors at any meeting of shareholders, and the persons to be elected by the Board to fill any vacancy on the Board.

During fiscal 2010, the Nominating Committee met one time.  The Board has adopted a written charter setting forth the functions of the Nominating Committee.  This charter is available to shareholders in the “About Us” section on our website, www.meas-spec.com.

The Nominating Committee carefully considers all Director candidates recommended by our shareholders that are timely submitted in accordance with the procedures for making such recommendations set forth herein, and the Nominating Committee does not and will not evaluate such candidate recommendations any differently from the way it evaluates other candidates.  In its evaluation of each proposed candidate, the Nominating Committee considers many factors including, without limitation, the individual’s experience, character, diversity, demonstrations of judgment and ability, and financial and other special expertise.  The Nominating Committee is also authorized to obtain the assistance of an independent third party to complete the process of finding, evaluating and selecting suitable candidates for director.  Any shareholder who wishes to recommend an individual as a nominee for election to the Board should submit such recommendation in writing to the attention of Mark Thomson (who will forward the recommendation to the Nominating Committee) through e-mail (mark.thomson@meas-spec.com) or by mail to the Company (1000 Lucas Way, Hampton, VA 23666, Attn: Chairman of Nominating Committee), together with information regarding the experience, education and general background of the individual and a statement as to why the shareholder believes such individual to be an appropriate candidate for Director of the Company.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company encourages shareholder communications with the Board of Directors but does not have a formal process.  All such communications should be sent to Frank D. Guidone through the Company’s website (www.meas-spec.com/myMEAS/investors/ceo_comment.asp) or by mail to the Company (1000 Lucas Way, Hampton, VA 23666).  Mr. Guidone will circulate communications to the other members of the Board.  If the communication is directed to a particular Director, Mr. Guidone will forward the communication to that Director.  The Company does not screen shareholder communications, other than for security purposes.

COMPENSATION OF DIRECTORS

For fiscal 2010, each of our non-employee directors received an annual cash retainer of $35,000 payable in equal quarterly installments in arrears.  In addition, each of our non-employee directors received an annual grant on January 4, 2010 of options to purchase 5,000 shares of our common stock at an exercise price of $10.94 per share.  The options were granted under the Company’s 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”).  Directors who are our employees do not receive additional compensation for serving on our Board of Directors or on committees of the Board.  Mr. Guidone, as President and Chief Executive Officer, is the only member of the Board of Directors who is also an employee. For fiscal 2010, Directors who are not employees or full-time consultants of the Company each received compensation as follows:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
John D. Arnold	35,000	26,037	(2)	61,037
Satish Rishi	35,000	26,037	(3)	61,037
Kenneth E. Thompson	35,000	26,037	(4)	61,037
Morton L. Topfer	35,000	26,037	(5)	61,037
R. Barry Uber	35,000	26,037	(6)	61,037

(1)
Reflects the aggregate grant date fair value of the 5,000 stock options granted to each non-employee director during fiscal 2010 calculated in accordance with FASB ASC Topic 718.  For a more detailed discussion on the assumptions used to calculate the fair value of our options, refer to Notes 2 and 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

(2)	At March 31, 2010, Mr. Arnold held options to purchase 31,000 shares of our common stock.

(3)	At March 31, 2010, Mr. Rishi held options to purchase 30,000 shares of our common stock.

(4)	At March 31, 2010, Mr. Thompson held options to purchase 25,000 shares of our common stock.

(5)	At March 31, 2010, Mr. Topfer held options to purchase 20,000 shares of our common stock.

(6)	At March 31, 2010, Mr. Uber held options to purchase 30,000 shares of our common stock.

It is the responsibility of the Compensation Committee to review and recommend to the Board the appropriate structure and amount of Board compensation.  The Board makes the final determination with respect to Board compensation.  The Compensation Committee will consider whether directors’ independence may be jeopardized if director compensation exceeds customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.  Under its charter, the Compensation Committee has the authority to retain third-party consultants, including compensation consultants.  For fiscal 2010, the Compensation Committee did not engage any compensation consultants for purposes of its review and recommendation of director compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2010, the Compensation Committee consisted of R. Barry Uber (Chairman), Morton L. Topfer and Kenneth E. Thompson.  None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and none of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

CODE OF ETHICS

The Company has adopted a Code of Ethics in accordance with SEC regulations, applicable to the Company’s Chief Executive Officer, senior financial officers and the Board of Directors.  The Code of Ethics is available to shareholders in the “About Us” section on our website, www.meas-spec.com.

RELATED PERSON TRANSACTIONS

The Company has adopted a policy regarding the review and approval of related person transactions.  In the event that the Company proposes to enter into a related person transaction, the transaction must be reported to the Audit Committee.  As provided in its charter, the Audit Committee is required to review and approve each related person transaction and any disclosures that are required by Item 404 of Regulation S-K.  The Audit Committee reviews each related person transaction on a case by case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the Company’s preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer of the Company) or a beneficial owner of more than five percent of our outstanding common stock (or an immediate family member of such owner).
REPORT OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board to assist the Board in monitoring:

•	the integrity of the financial statements of the Company,

•	the independent registered public accounting firm’s qualifications and independence,

•	the performance of the Company’s independent registered public accounting firm, and

•	the compliance by the Company with legal and regulatory requirements.

The Audit Committee meets with management periodically to consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting.  The Audit Committee discusses these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel.

The Audit Committee regularly meets privately with the independent registered public accounting firm, which has unrestricted access to the Committee.

The Audit Committee selects, evaluates and, where appropriate, replaces the independent registered public accounting firm, and reviews periodically their performance, fees and independence from management.

Each of the Directors who serves on the Audit Committee is “independent” for purposes of the NASDAQ listing standards, including the heightened independence standards for audit committees under the Exchange Act.

The Board has adopted a written charter setting out the audit related functions the Audit Committee is to perform and reviews the charter on a periodic basis to assure that the functions and duties of the Audit Committee will continue to conform to applicable SEC and stock exchange regulations as they may be amended or modified in the future.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal control over financial reporting.  The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States, expresses an opinion on the Company’s internal control over financial reporting and discusses with the Audit Committee any issues they believe should be raised with the Committee.  The Audit Committee monitors these processes, relying without independent verification on the information provided to the Committee and on the representations made by management and the Company’s independent registered public accounting firm.

This year, the Audit Committee reviewed the Company’s audited financial statements as of and for the fiscal years ended March 31, 2010 and 2009, respectively, and met with both management and KPMG LLP, the Company’s independent registered public accounting firm for fiscal years 2010, 2009 and 2008 to discuss those financial statements and for each of the fiscal years in the three-year period ended March 31, 2010.  Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee received from KPMG LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.  The Audit Committee also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol 1. AU 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

The Audit Committee approved a request for proposal for the audit of the fiscal year ending March 31, 2011, and during the Audit Committee meeting held on June 22, 2010, the Audit Committee approved the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

John D. Arnold (Chairman)
Satish Rishi
Kenneth E. Thompson

COMPENSATION DISCUSSION AND ANALYSIS

Through the following questions and answers, we explain all material elements of our executive compensation program.

General

What are the objectives of our executive compensation programs?

Measurement Specialties, Inc. is a leader in the design, development and manufacture of sensors and sensor-based systems for original equipment manufacturers and end users, based on a broad portfolio of proprietary technologies.  We operate in highly fragmented markets that are characterized by high levels of competition.  We believe that we need qualified executive officers who are capable of independent thinking and responsible decision making in order to compete in the markets we serve.  Under the direction of the Compensation Committee of our Board of Directors, we seek to compensate our executive officers at levels that are competitive so that we may attract, retain and motivate highly capable executive officers.  We also seek to design our compensation programs to align our executive officers’ interests with those of our shareholders and, in doing so, build long-term value for our shareholders.

Our fiscal 2010 executive compensation, including base compensation and stock option grants awarded for and in fiscal 2010, reflect our efforts to realize the objectives of our executive compensation programs, in spite of reductions in compensation in response to one of the worst global economic recessions in decades.

What impact did the economic recession have on our executive compensation programs in fiscal 2010?

The global recession presented a challenging business environment for the Company and we aggressively reduced costs.  In direct response to the global economic recession and the resulting impact on our financial performance, we proactively reduced our fiscal 2010 executive compensation.  During the third quarter of fiscal 2009, we reduced executive salaries and eliminated year-end bonuses and 401(k) matching contributions.  Additionally, we reorganized the three business group structure into one operating segment, effecting certain changes within the management group to reduce executive and overall headcount and to better focus on cross selling.

Although the Company’s sales and profitability were impacted by the recession, especially during the first half of fiscal 2010, the Company remained profitable and generated positive cash flow in fiscal 2010.  Because of the significant reductions in cash compensation to our executives and to encourage retention, the Compensation Committee made somewhat larger awards of stock options in fiscal 2010 than in fiscal 2009. Total direct compensation (base salary, bonus, other cash compensation such as the 401(k) match, and stock options) to executive officers was lower than previous years, but considered appropriate considering the objectives of the Company’s compensation programs.

Since the Company’s financial profitability returned to pre-recession levels during the third quarter of fiscal 2010, the Company reinstated its 401(k) match program.  During the fourth quarter of fiscal 2010 the Company accrued a discretionary bonus, in part to reward employees for sacrifices made over the prior year.  The Company reinstated the prior annual base salaries effective April 2010.

What are the principal components of our executive compensation programs?

Overview:  The Company’s policy for compensating our executive officers is intended to support the Company’s short-term and long-term goals by providing our executive officers an appropriate mix of compensation elements that effectively balance short-term annual incentives that reward executives for current performance and the achievement of near-term goals with long-term incentives that reward executives for performance over a sustained period.  To support this policy, our executive compensation programs consist of three principal components:

•	a base salary;

•	annual incentives; and

•	long-term incentive compensation.

We have selected programs that we believe are commonly used by public companies, both within and outside of our industry, because we believe commonly used programs are well understood by our shareholders, employees and analysts.  Moreover, we selected each program only after we first confirmed, with the assistance of outside professional advisors, that the program comports with settled legal and tax rules.  We describe each of these principal components below.

Relationship of the principal components:  The Compensation Committee exercises its judgment in making executive compensation decisions, and considers various factors within the overall framework of our executive compensation program.  While we review each element of compensation individually and in the aggregate, we do not have a specific policy on the percentage of an executive officer’s total compensation that should be “short-term” versus “long-term” nor do we have a specific policy on the percentage of total compensation that should be “cash” versus “equity.”  We allocate the three principal components of our executive compensation programs in a manner that we believe optimizes each executive officer’s contribution to us.

Base Salary:  We believe base salaries provide basic compensation at a level that allows us to recruit and retain key executive talent.  Base salaries are based on a combination of factors, primarily the performance of the executive, relative level of responsibility and experience, salaries of similarly situated executive officers at peer companies and, with respect to the base salaries of executive officers other than our Chief Executive Officer, the recommendations of our Chief Executive Officer.  Although our Compensation Committee annually reviews salaries of our executive officers, our Compensation Committee does not automatically adjust base salaries if it concludes that adjustments to other components of the executive’s compensation would be more appropriate.  In addition, as discussed below, the employment agreements that we have with certain of our executive officers provide for fixed annual base salaries or minimum annual base salaries, thereby limiting the discretion of the Compensation Committee with respect to compensation decisions regarding base salaries.

Annual Incentives:  We have provided annual incentive opportunities to executive officers to motivate their performance in achieving our current year business goals.  In setting the respective potential bonus levels of the executive officer, the Compensation Committee considers such factors as the executive officer’s individual performance and relative level of responsibility.  Typically, each year we adopt an annual incentive compensation plan that establishes specifically identified payout opportunities dependent upon achieving pre-determined financial performance targets and personal performance objectives.  When payments are made under our annual incentive compensation plan, they are made in cash after the fiscal year-end results are finalized.  In response to the global economic recession and its impact on our financial performance we did not adopt an annual incentive compensation plan in fiscal 2010.  However, in response to our improved financial performance, in April 2010 the Compensation Committee adopted an annual incentive compensation plan for fiscal 2011 and, for fiscal 2010, granted to executives and employees discretionary cash bonuses totaling $1.76 million and restricted stock units (“RSUs”) having a total value of $0.26 million, which RSUs would vest one year after the grant date assuming continuous service of the recipient.

Long-Term Incentive Compensation:  Our long-term incentive program is focused on rewarding performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of our common stock and strengthen the alignment of management and shareholder interests.  Long-term incentive awards granted by the Compensation Committee consist of stock options with performance and extended time-based vesting criteria, as well as a limited number of RSUs with time-based vesting criteria.

The Compensation Committee believes that stock options and RSUs promote the objectives of our executive compensation program in the following ways:

•
Time-based vesting encourages officers to take a long-term view of our performance and promote stability within our executive ranks, facilitating realization of our long-term objectives to create shareholder value.

•
Notwithstanding the recent stock market declines, given the long tenure of our named executive officers, each holds significant unexercised stock options that are expected to have significant value over the long term.

•
Stock options have been one of our most effective tools in overall compensation in recruiting, motivating and retaining skilled officers, and we believe they will continue to be effective tools over the long-term.

The number of stock options subject to an award has been computed by taking into account the Company’s performance, the executive officer’s individual performance, our retention objectives, and other factors.

Stock options are granted on the first day of the month following the day on which they are approved by the Compensation Committee and are priced at 100% of fair market value on the date of grant, which under the 2008 Equity Incentive Plan is the closing market price of our common stock on the date of the grant.  Executive officers benefit from stock option grants only to the extent the price of our common stock appreciates above the exercise price of the stock options.

Other Benefits:  In addition to the components of compensation discussed above, we also provide certain other benefits to our executive officers to ensure that our executive compensation program remains competitive.  These other benefits include 401(k) matching, and health and life insurance premiums, and in certain cases housing reimbursement and family travel reimbursement, which are specifically disclosed in the “All Other Compensation” column of the Summary Compensation Table on page 38 of this proxy statement.  Our Compensation Committee reviews annually the dollar value of these other benefits to the executive officers and the cost of providing these other benefits to the Company.  However, such review does not influence the Compensation Committee’s decisions regarding the determination of the principal elements of an executive officer’s current level of compensation.

What do we seek to reward and accomplish through our executive compensation programs?

We provide annual incentive opportunities primarily to provide performance incentives to our key employees to meet annual performance objectives.  Our annual corporate objectives are measured by sales increases, net income, Adjusted EBITDA margins (defined as earnings before deduction of interest, taxes, depreciation, amortization, share-based compensation, foreign currency exchange gains and losses, and certain non-recurring items to sales) and other financial metrics of performance, such as working capital reductions.  In the case of our Chief Executive Officer, our Compensation Committee has also taken into account the strategic direction he has provided the Company and his stewardship of the Company since the beginning of his involvement with the Company.  We provide long-term incentive awards primarily to motivate and reward key employees over longer periods.  Through vesting and forfeiture provisions that we include in awards of stock options, we provide an additional incentive to executives to act in furtherance of our longer-term interests.  An executive whose employment with us terminates before equity-based awards have vested, either because the executive has not performed in accordance with our expectations or because the executive chooses to leave, will generally forfeit the unvested portion of the award.  As a result, the Compensation Committee believes that providing the executive officers with compensation in the form of stock options serves to encourage retention of the executive officers.

How do we determine the amount of each principal component of compensation to our executives?

Our Compensation Committee exercises judgment and discretion in setting compensation for our executive officers.  The Committee exercises its judgment and discretion only after it has first reviewed peer company practices, evaluated the recommendations of our Chief Executive Officer and evaluated our corporate performance.  See “To what extent do we benchmark total compensation and material elements of compensation and what are the benchmarks that we use?” below.

Our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Executive Vice Presidents each have an employment agreement with us that provides for, among other things, an annual salary and for an annual bonus, including, in certain cases, a minimum annual bonus, thereby limiting the discretion of the Compensation Committee with respect to their compensation, as well as certain post-employment severance payments.  See “Executive Agreements and Related Transactions” below for a discussion of each of these employment agreements.

What is the role of our executive officers in the compensation process?

Our Compensation Committee meets periodically with our Chief Executive Officer to address executive compensation, including the rationale for our compensation programs and the efficacy of the programs in achieving our compensation objectives.  The Compensation Committee also relies on our executive officers to evaluate compensation programs to assure that they are designed and implemented in compliance with laws and regulations, including SEC reporting requirements.  The Compensation Committee relies on the recommendations of our Chief Executive Officer regarding the performance of individual executive officers, other than the Chief Executive Officer.  At meetings in fiscal 2010, the Compensation Committee received recommendations from our Chief Executive Officer regarding salary adjustments, annual incentive and stock option and RSU awards for our executive officers.  The Compensation Committee believes that it is important for it to receive the input of the Chief Executive Officer on compensation matters since he is knowledgeable about the activities of our executive officers and the performance of their duties and responsibilities, as well as their contributions to the growth of the Company and its business.

To what extent do we benchmark and what are the benchmarks that we use?

The Compensation Committee compares each element of total compensation and total compensation in the aggregate to compensation provided by peer groups of publicly-traded companies in the sensory devices and similar industries in evaluating the compensation of our executive officers.  The Committee does not typically engage in formal benchmarking or rely on peer group comparisons to set executive compensation for our executive officers other than our Chief Executive Officer.  Instead, the Compensation Committee typically uses peer group comparisons to assess the reasonableness of its executive compensation decisions in an effort to ensure that our compensation program remains competitive.  However, in fiscal 2010, to assist the Committee in evaluating the current competitiveness of the Company’s executive compensation program, the Company engaged 3C Consulting to complete a market compensation analysis of total compensation for our Chief Executive Officer, our Chief Financial Officer, our Chief Operating Officer and our most senior sales-related executive, Glen MacGibbon, an Executive Vice President, as compared to a peer group of companies. The peer company group was limited by industry and based on revenue and market capitalization ranges of approximately one-half to four times that of the Company. The companies comprising our peer group were Harvard Bioscience, Inc., Hurco Companies Inc., OYO Geospace Corporation, IRIS International, Inc., Caliper Life Sciences, Inc., Faro Technologies, Inc., Cognex Corp., IGP Photonics Corp., Mercury Computer Systems, Inc., X-Rite, Inc., K-Tron International, Inc., American Science & Engineering Inc., Badger Meter, Inc., II-VI Inc., Newport Corp. and MTS Systems Corp. 3C Consulting’s analyses included the following data collected from the proxy statements of the peer group companies: (i) base salary, (ii) annual incentive compensation and (iii) long-term incentive compensation including expected value of stock options.

Under its charter, our Compensation Committee has the sole authority to retain, and terminate, any third-party consultants to assist in the evaluation of executive compensation, and the sole authority to approve such consultant’s fees and other retention terms.  For fiscal 2009, our Compensation Committee did not engage any consulting firm to assist in the determination of our executives’ compensation. For fiscal 2010, 3C Consulting was retained to assist our Compensation Committee in its determination of our executive officers’ compensation.

We aim to provide total target compensation for our Chief Executive Officer that approximates the 65th percentile compared to total target compensation for chief executive officers at companies in our industry and of similar size based on data from published surveys.  The Board of Directors believes that providing our Chief Executive Officer with total target compensation that approximates the 65th percentile of the peer group is appropriate given his leadership and role in the growth in sales and profitability that we have experienced over the past five fiscal years prior to 2010, and his addressing the many challenges confronting the Company in light of the current global economic recession.

What specific items of corporate performance do we take into account in setting compensation policies and making compensation decisions?

Our corporate performance primarily impacts the annual incentives and long-term incentive compensation that we provide our executive officers.  We use or weight items of corporate performance differently in our annual incentive awards and long-term compensation awards and some items are more determinative than others.

Goals for executive officers in fiscal 2010 varied because the scope of responsibility and authority of executive officers differ.  Goals are generally developed around metrics tied to our growth and profitability, including increases in revenue, decreases in expenses, completion of developments in accordance with budgets and timelines, execution of acquisitions in accordance with targets, enhanced operational efficiencies and development of additional opportunities for our long-term growth.

How do we determine when awards are granted, including awards of equity-based compensation?

Historically, our Compensation Committee has awarded annual bonuses in the quarter following the fiscal year end.  The Compensation Committee makes an annual grant of stock options, following review of pertinent financial information and industry data.  In addition, the Compensation Committee conducts a thorough review of stock option awards and grant procedures annually.  In the case of newly-hired executive officers or promotions, the Compensation Committee has made awards simultaneous with the executive’s hire or promotion  date.  The date on which the Committee has met has varied from year to year, primarily based on the schedules of Committee members and the timing of compilation of data requested by the Committee.

We have not engaged in backdating options.  We do not have any program or plan to time option grants in coordination with the release of material non-public information.

What factors do we consider in decisions to increase or decrease compensation materially?

We decreased the base salaries of our executive officers in 2009 in response to the global economic recession but reinstated the prior annual base salaries effective April 5, 2010.  Historically, however, we have generally not decreased the base salaries of our executive officers or reduced their annual incentive compensation targets.  In fact, under the terms of the employment agreements with certain of our executive officers, we are unable to do so without consent of the executive.  As the employment agreements provide for annual salaries and for an annual incentive payment, including, in certain cases, a minimum annual incentive payment.  When an executive officer’s performance falls short of our expectations, we believe our interests are best served by replacing the executive officer with an executive who performs at the level we expect.  Annual incentive compensation may vary since the amount awarded to an executive officer depends in part upon his individual performance.  As a result, total compensation is effectively decreased if individual performance is poor.  The factors that we consider in decisions to increase compensation include the individual performance of the executive and our corporate performance, as discussed above.

To what extent does our Compensation Committee consider amounts accumulated or potentially realizable from prior compensation in setting current compensation?

The primary focus of our Compensation Committee in setting executive compensation is the executive officer’s current level of compensation.  Although the Compensation Committee reviews accumulated or potentially realizable compensation, including from previously granted stock options, such review generally does not influence the Compensation Committee’s decisions regarding the determination of an executive officer’s current level of compensation.  This reflects the Compensation Committee’s view that an executive officer’s compensation level should reflect the executive’s performance, the Company’s performance and the executive’s contribution to the Company’s performance.  The Compensation Committee further believes that reducing an executive officer’s annual direct compensation based on the value of accumulated or potentially realizable compensation would weaken the competitiveness of the Company’s compensation program and make it more difficult to attract and retain key executive talent.

What are our equity or other security ownership requirements for executives?

We provide our executive officers with a commensurate portion of their total compensation in the form of stock options and restricted stock units, which are intended to reward performance that enhances value for all of our shareholders and strengthen the alignment of management and shareholder interests.  We generally believe that our executive officers should be able to share in the value that they create for all of our shareholders throughout their careers with us.  Therefore, we do not maintain minimum share ownership requirements for our executive officers.

Why have we entered into agreements with executive officers that provide for post-employment payments, including following a change-in-control?

The employment agreements with our Chief Executive Officer and our Chief Financial Officer, as well as with other executive officers of the Company, provide for post-employment severance absent a change of control if we terminate the applicable executive (other than for cause) prior to the expiration of the stated employment term.  We believe this approach provides us with the flexibility to terminate the applicable executive at any time and for any reason while providing the executive with the benefit of his or her bargained for compensation.  The Company’s obligations under these agreements would be assumed by a successor to the Company following a change in control.  We believe it is in our best interest to have agreements with certain of our executive officers that maintain their focus on, and commitment to, us notwithstanding a potential merger or other change of control.  The terms of these employment agreements, including the compensation payable thereunder, were based on our review of the market for key executive talent at the time of hiring and negotiations with the executive officer.  Additionally, these agreements contain confidentiality and non-competition provisions.

Do we have a policy regarding the recovery of awards or payments if corporate performance measures upon which awards or payments are based are restated or adjusted in a manner that would reduce the size of an award or payment?

We have not adopted a policy that provides for recovery of an award if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award.  Although we have not previously experienced any such adjustment, if we were to experience such an adjustment, our Compensation Committee would assess the circumstances relating to the adjustment and take such actions as it believes to be appropriate, including, potentially, an action to recover the excess portion of the award.

How do accounting considerations impact our compensation practices?

Accounting consequences are not a material consideration in designing our compensation practices.  However, we designed our fiscal 2010 equity awards so that their overall cost fell within a budgeted dollar amount and so that the awards would qualify for classification as equity awards under FASB ASC Topic 718.  Under FASB ASC Topic 718 the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.

How do tax considerations impact our compensation practices?

Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards.  In certain cases, we have adjusted the form or manner of some of our compensation programs in light of tax planning considerations.  Before approving a program, our Compensation Committee receives an explanation from our outside professionals as to the tax treatment of the program and awards under the program and assurances from our outside professionals that the tax treatment should be respected by taxing authorities.

Section 162(m) of the Code limits our tax deduction each year for compensation to each of our Chief Executive Officer and our four other highest paid executive officers to $1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our shareholders.  Generally, Section 162(m) has not had a significant impact on our compensation programs.

How do risk considerations impact our compensation practices?

While risk-taking is a necessary part of growing a business, the Committee believes that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Committee considered in particular the following attributes and risk-mitigation features of our program:

•	Our program’s emphasis on long-term, equity-based compensation, which discourages risk-taking that produces positive short-term results at the expense of building long-term shareholder value;

•	The balance between options and full-value RSUs, which on a combined basis results in what we believe is an appropriate degree of leverage;

•	Our program’s use of a time horizon over which our executives realize their compensation consistent with achieving long-term shareholder value;

•	Our annual cash incentive plan, which encourages annual performance that sustains rather than detracts from future performance;

 Fiscal 2010 Executive Compensation

Base Salaries

As noted above, our Compensation Committee annually reviews salaries of our executive officers.  However, as discussed above, the employment agreements that we have with certain of our executive officers provide for annual base salaries.  Under their employment agreements, Messrs. Guidone, Thomson, Smith and MacGibbon are entitled to minimum annual base salaries of $450,000, $240,000, $200,000 and $213,000, respectively. However, the annual base salaries for Messrs. Guidone, Thomson, Smith and MacGibbon were reduced in fiscal 2009 to $396,000, $216,000, $180,000, and $191,700, respectively, in response to the global economic recession.  These reductions were in effect through March 2010, with such individuals’ prior annual base salaries reinstated effective April 5, 2010.

In making base salary decisions for fiscal 2010 for our executive officers listed in the Summary Compensation Table on page 38 of this proxy statement (“named executive officers”), the Compensation Committee considered (1) the terms of the named executive officer’s employment agreement, if any, (2) the performance of the named executive officer, (3) his level of responsibility and experience and (4) overall Company performance levels.  The relative weight given to each of these factors varied by position and individual and was within the sole discretion of the Compensation Committee.  As noted above, although the Compensation Committee reviews base salaries annually, it does not automatically adjust base salaries on an annual basis.  In response to on the economic recession, as noted, the Compensation Committee approved certain decreases in the annual base salaries, but reinstated the prior annual base salaries on April 5, 2010.

Annual Incentive Compensation

For fiscal 2010, in direct response to the global economic recession and its impact on our financial performance the Company did not adopt an annual incentive compensation plan. However, in response to our improved financial performance, in April 2010 the Compensation Committee granted discretionary cash bonuses for fiscal 2010 totaling $1.76 million and restricted stock units having a total value of $0.26 million.

 For fiscal 2011, we adopted the fiscal year 2011 Bonus Plan (the “2011 Bonus Plan” or the “Non-Equity Incentive Compensation Plan”).  The 2011 Bonus Plan will determine the amount of annual incentive compensation to be awarded to Company’s named executive officers and certain other eligible employees of the Company as follows.

Accrual Calculation.  The 2011 Bonus Plan establishes an aggregate target bonus amount for fiscal year 2011 of $3.3 million (the “Aggregate Target Bonus”). Pursuant to the 2011 Bonus Plan, the Company will accrue an aggregate bonus amount only if the Company’s fiscal 2011 EBITDA exceeds $38 million and fiscal 2011 EBITDA margin as a percentage of sales (“EBITDA Margin”) exceeds 17.5%.  The actual aggregate bonus amount will be based on the amount by which  the Company’s fiscal 2011 EBITDA (excluding the bonus accrual) exceeds the EBITDA (excluding the bonus accrual) that would have resulted if EBITDA Margin at such level of sales were equal to 17.5% (the “Excess Amount”). Under the 2011 Bonus Plan, the following amounts will be accrued to the aggregate bonus amount: (i) 100% of the Excess Amount up to a maximum accrual equal to the Aggregate Target Bonus, plus (ii) 33% of the Excess Amount above the Aggregate Target Bonus up to an aggregate accrual of $4,000,000, plus (iii) 15% of the Excess Amount above $4,000,000.

Adjustment.  The actual aggregate bonus amount accrued by the Company under the 2011 Bonus Plan is then subject to adjustment by the Compensation Committee following the end of the Company’s 2011 fiscal year to determine the amount (if any) that will actually be paid.

Discretionary Allocation and Employee Distribution.  The Compensation Committee will determine the portion of an actual accrued aggregate bonus amount that will be paid to the Company’s Chief Executive Officer, and will determine, in consultation with the Company’s Chief Executive Officer, the amount that will be paid to the other named executive officers and other eligible employees of the Company.

Long-Term Incentive Compensation

The Compensation Committee uses stock options and restricted stock units as an important part of the long-term incentive compensation program and believes such awards continue to be an effective way to link an executive officer’s compensation to the performance of the Company.  Awards are intended to encourage each of the executive officers to achieve established performance goals, to continue in the employ of the Company, to enhance their incentive to perform at the highest level, and in general, to further the best interests of the Company and its shareholders

For fiscal 2010, the Compensation Committee considered the following factors in determining the size of each stock option and restricted stock unit grant awarded to each named executive officer:

•	the executive officer’s individual performance;

•	the executive officer’s potential future contributions to the Company and level of responsibility;

•	retention issues and concerns; and

•	the cost of the awards to the Company.

Based on the foregoing, the Compensation Committee awarded the named executive officers the number of stock options set forth in the “Grants of Plan-Based Awards in Fiscal Year 2010” table beginning on page 39 of this proxy statement.

Fiscal 2011 Developments

The Board of Directors has adopted and is recommending that our shareholders approve the 2010 Plan, a description of which is included under “Item 2 — Proposal to Approve the 2010 Equity Incentive Plan” beginning on page 9 of this proxy statement.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management and based on the review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and thereby incorporated by reference into our Annual Report on Form 10-K.  The Board accepted the Compensation Committee’s recommendation.  This report is made by the undersigned members of the Compensation Committee:

R. Barry Uber (Chair)
Morton L. Topfer
Kenneth E. Thompson

EXECUTIVE OFFICERS

Our executive officers are as follows as of July 29, 2010:

Name	Age	Position

Frank Guidone	45	Chief Executive Officer, President and Director

Mark Thomson	42	Chief Financial Officer and Secretary

Glen MacGibbon	48	Executive Vice President

Steven Smith	61	Chief Operating Officer

Mitch Thompson	55	Vice President – Technology

Jeffrey Kostelni	43	Treasurer and Vice President – Finance

Officers are not appointed for fixed terms.  Biographical information for our current officers who are not also continuing Directors follows:

Mark Thomson was appointed as Chief Financial Officer and Secretary of the Company effective April 2, 2007.  Prior to his appointment, Mr. Thomson held the position of Vice President and Chief Financial Officer of Allied Aerospace Industries, Inc., a provider of complex engineering solutions for aerospace & defense contractors and government agencies, since May 2002.  Mr. Thomson served as the Senior Director of Finance & Accounting at the Launch Systems Group of Orbital Sciences Corporation, a designer and manufacturer of small space and rocket systems, from January 2001 to May 2002 and Group Controller from June 1998 to January 2001, prior to which he held financial management positions with several subsidiaries of Lockheed Martin, a global designer and manufacturer of aeronautics, electronic systems, information systems and space systems, from 1991 to 1998.  Mr. Thomson is a graduate of the Lockheed Martin Financial Management program, holds an MBA from the University of Nevada, Reno, and a BA in Financial Economics from Saint Anselm College and is a graduate of the Harvard Business School General Management program.

Glen MacGibbon has served as Executive Vice President since March 2009. Prior to that, he was Group Vice President – Pressure/Force since April 1, 2007, prior to which he served as Vice President, Global Sales and Marketing of our Sensor Products Division since March 1, 2005.  Prior to that, he was Director of Global Sales & Marketing since joining the Company in 1998.  Mr. MacGibbon joined Measurement Specialties through our 1998 acquisition of PiezoSensors from AMP Incorporated, where he held various sales management roles since 1989.  Previously he was working in both regional sales and technical support roles for the Riston Division of Dupont Electronics, a supplier of electronics and advanced display materials.  He holds a B.S. in Mechanical Engineering from Bucknell University, and an M.B.A. from Illinois Benedictine College.

Steven Smith has served as Chief Operating Officer since March 2009. Prior to that, he served as Vice President/General Manager – Asia since January 2006. Prior to joining the Company in December 2005, Mr. Smith spent five years as Vice President/General Manager of a wholly owned subsidiary of Compass Aerospace, Inc., a  manufacturer of precision aircraft parts; five years in management consulting in the product development and private equity/due diligence practice areas of George Group, Inc., a global management consulting, technology services and outsourcing company; and 19 years combined with the aerospace electronics firms of Rockwell International, a  manufacturer of defense and aerospace products, and Electrospace Systems, a manufacturer of electronic equipment and systems.  Mr. Smith has held operational, engineering, marketing, financial and general management positions in his varied work experience.  Mr. Smith received a B.A. in Economics (with minor studies in engineering) from the University of Southern California and a MBA (Finance) from the University of Louisville.

Mitch Thompson was appointed Vice President – Technology in April 2008, having previously served as Global Engineering Director, Piezo Electric Products.  Mr. Thompson joined Measurement Specialties through our 1998 acquisition of PiezoSensors from AMP Incorporated, a designer and manufacturer of sensor systems and applications, where he held various technical and management roles since 1986.  He holds a B.S. in Meteorology (atmospheric physics) from Penn State University.

Jeffrey Kostelni has served as Treasurer and Vice President of Finance since January 2008, having previously served as Vice President of Finance from November 2006 until January 2008, as Corporate Controller from May 2005 until November 2006, and as SEC and Technical Accounting Director from June 2004 until May 2005.  Prior to joining the Company, he was Chief Financial Officer and Treasurer of Bontex, Inc., an international specialty fiberboard manufacturer, from 1994 to 2004, and held various positions in the audit department of Deloitte & Touche, a public accounting firm, from 1988 to 1993.  He holds a Bachelor of Science degree in Accountancy from Villanova University and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Summary Compensation.  The following table contains summary information concerning the annual compensation for our principal executive officer (“CEO”), principal financial officer (“CFO”), our three most highly compensated executive officers other than our CEO and CFO for the fiscal years ended March 31, 2010, March 31, 2009 and March 31, 2008:

Name and Principal Position	Year	Salary ($)	Non- Equity Incentive Plan Compensation / Bonus ($)		Option Awards ($) (1)	All Other Compensation ($) (2)		Total ($)
Frank Guidone	2010	396,000	147,000	(4)	207,892	21,084	(5)	771,976
President and Chief Executive Officer (3)	2009	439,892	—		99,568	10,639	(6)	550,099
	2008	450,000	139,000	(7)	160,573	17,222	(8)	766,795
Mark Thomson	2010	216,000	61,000	(4)	103,946	14,831	(10)	395,777
Chief Financial Officer (9)	2009	228,200	—		49,784	—		277,984
	2008	230,000	50,000	(7)	729,906	—		1,009,906
Steve Smith	2010	180,000	54,000	(4)	103,946	20,063	(12)	358,009
Chief Operating Officer (11)	2009	196,385	—		39,827	47,934	(13)	284,146
	2008	192,567	32,000	(7)	60,212	54,253	(14)	339,032
Jean-Francois Allier	2010	170,681	—		91,689	—		262,370
Executive Vice President (15)	2009	204,675	—		44,724	—		249,399
	2008	181,226	45,000	(7)	115,629	—		341,855
Glen MacGibbon	2010	191,700	61,000	(4)	103,946	13,732	(17)	370,378
Executive Vice President (16)	2009	201,688	—		49,784	—		251,472
	2008	189,621	60,000	(7)	177,625	12,453	(18)	439,699
Mitch Thompson	2010	144,000	40,000	(7)	51,973	—		235,973

(1)
Reflects the aggregate grant date fair value of stock options granted during a year calculated in accordance with FASB ASC Topic 718.  For a more detailed discussion on assumptions used to calculate the fair value of our options, refer to Notes 2 and 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

(2)	Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds $10,000.
(3)
Mr. Guidone is party to an employment agreement with the Company that provides for an annual base salary of $450,000. The employment agreement was amended effective January 12, 2009 to effect a temporary salary reduction of 12%. Mr. Guidone’s prior salary was restored effective April 5, 2010.

(4)	Represents bonuses earned in fiscal 2010 but paid in June 2010.
(5)
Represents reimbursement of dental expenses of $406, reimbursement of medical expenses of $4,670, payment of disability insurance premium of $3,662 and payment of life insurance premium of $1,760 and employer matching contribution of $10,586 under the Company’s 401(k) plan.

(6)
Represents employer reimbursement of dental expenses of $402, reimbursement of medical expenses of $4,488, payment of disability insurance premium of $3,989 and payment of life insurance premium of $1,760.

(7)	Represents bonuses earned in fiscal 2008 but paid in June 2008.
(8)
Represents reimbursement of dental expenses of $406, reimbursement of medical expenses of $3,720, payment of disability insurance premium of $3,686 and payment of life insurance premium of $1,760 and employer matching contribution of $7,650 under the Company’s 401(k) plan.

(9)
Mr. Thomson was hired as Chief Financial Officer effective as of April 2, 2007.  Mr. Thomson is party to an employment agreement with the Company that provides for an annual base salary of $230,000. During fiscal 2009, Mr. Thomson’s salary was increased to $240,000. Subsequently, the employment agreement was amended effective January 12, 2009 to effect a temporary salary reduction of 10%. Mr. Thomson’s prior salary was restored effective April 5, 2010.

(10)	Represents reimbursement of dental expenses of $406, reimbursement of medical expenses of $4,670 and employer matching contribution of $9,755 under the Company’s 401(k) plan
(11)
Mr. Smith is party to an employment agreement with the Company that provides for an annual base salary of $190,000 and various perquisites, including housing and travel. During fiscal 2009, Mr. Smith’s salary was increased to $200,000. Subsequently, the employment agreement was amended effective January 12, 2009 to effect a temporary salary reduction of 10%. Mr. Smith’s prior salary was restored effective April 5, 2010.

(12)
Represents housing reimbursement of $9,430, life insurance of $18, reimbursement of dental expenses of $126, reimbursement of medical expenses of $841 and relocation of $1,505 and employer matching contribution of $8,143 under the Company’s 401(k) plan.

(13)	Represents housing reimbursement of $37,500, family travel reimbursement of $7,049, life insurance of $71, reimbursement of dental expenses of $497 and reimbursement of medical expenses of $2,817.
(14)
Represents housing reimbursement of $34,466, family travel reimbursement of $7,662, life insurance of $71, reimbursement of dental expenses of $497, reimbursement of medical expenses of $2,817 and employer matching contribution of $8,740 under the Company’s 401(k) plan.

(15)
Mr. Allier served as Executive Vice President from March 2009 until January 20, 2010, prior to which he served as Group Vice President - Humidity/Temperature starting in December 31, 2007. Mr. Allier passed away on January 20, 2010.

(16)
Mr. MacGibbon is party to an employment agreement with the Company that provides for an annual base salary of $203,000. During fiscal 2009, Mr. MacGibbon’s salary was increased to $213,000. Subsequently, the employment agreement was amended effective January 12, 2009 to effect a temporary salary reduction of 10%. Mr. MacGibbon’s prior salary was restored effective April 5, 2010.

(17)	Represents reimbursement of dental expenses of $406, reimbursement of medical expenses of $4,670, and employer matching contribution of $8,656 under the Company's 401(k) plan.
(18)	Represents reimbursement of dental expenses of $391, reimbursement of medical expenses of $3,587, and employer matching contribution of $8,475 under the Company’s 401(k) plan.

Grants of Plan-Based Awards in Fiscal Year 2010.  The following table contains information related to the grant of stock options under the Company’s 2008 Equity Incentive Plan during the fiscal year ended March 31, 2010 to the executive officers named in the Summary Compensation Table.  There were no other equity awards granted during the fiscal year ended March 31, 2010.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock		Exercise or Base Price of Option	Grant Date Fair Market Value of Stock and Option
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	or Units (#)		Awards ($/Sh)	Awards ($) (1)
Frank Guidone	7/1/2009	—	—	—	60,000	(2)	7.10	207,892
Mark Thomson	7/1/2009	—	—	—	30,000	(2)	7.10	103,946
Steve Smith	7/1/2009	—	—	—	30,000	(2)	7.10	103,946
Jean-Francois Allier	7/1/2009	—	—	—	30,000	(2)	7.10	91,689
Glen MacGibbon	7/1/2009	—	—	—	30,000	(2)	7.10	103,946
Mitch Thompson	7/1/2009	—	—	—	15,000	(2)	7.10	51,973

(1)
Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2010 for the fair value of options granted to the named executive officers.  The fair value was estimated in accordance withFASB ASC Topic 718.  For a more detailed discussion on assumptions used to calculate the fair value of our options, refer to Note 2 and 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

(2)	Represents non-qualified stock options that vest in three equal installments on July 1, 2010, 2011 and 2012.

Outstanding Equity Awards at Fiscal Year-End 2010.  The following table contains information concerning unexercised options held as of March 31, 2010 by the executive officers named in the Summary Compensation Table.  There were no other outstanding equity awards as of March 31, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Frank Guidone	—		60,000	(1)	7.10	7/1/2017 (1)
	12,500	(2)	37,500	(2)	4.85	12/1/2017 (2)
	15,672	(3)	3,918	(3)	25.52	3/31/2016 (3)
	224,328	(4)	56,082	(4)	25.52	3/31/2016 (4)
	13,334	(5)	6,667	(5)	23.90	12/3/2015 (5)
Mark Thomson	—		30,000	(6)	7.10	7/1/2017 (6)
	6,250	(7)	18,750	(7)	4.85	12/1/2017 (7)
	8,876	(8)	13,314	(8)	22.53	4/2/2017 (8)
	21,124	(9)	31,686	(9)	22.53	4/2/2017 (9)
	3,334	(10)	1,667	(10)	23.90	12/3/2015 (10)
Steve Smith	—		30,000	(6)	7.10	7/1/2017 (6)
	5,000		15,000	(11)	4.85	12/1/2017 (11)
	16,076	(12)	4,019	(12)	24.88	11/30/2015 (12)
	63,924	(13)	15,981	(13)	24.88	11/30/2015 (13)
	5,000	(14)	2,500	(14)	23.90	12/3/2015 (14)
Jean-Francois Allier (15)	30,000	(16)	—		7.10	7/1/2017 (16)
	25,000	(17)	—		4.85	12/1/2017 (17)
	50,000	(18)	—		24.14	11/9/2015 (18)
	16,000	(19)	—		24.22	6/21/2016 (19)
	15,000	(20)	—		23.90	12/3/2015 (20)
Glen MacGibbon	—		30,000	(6)	7.10	7/1/2017 (6)
	6,250		18,750	(7)	4.85	12/1/2017 (7)
	30,000	(21)	—		13.48	5/1/2012 (21)
	3,200	(22)	800	(22)	24.14	11/9/2015 (22)
	6,666	(23)	3,333	(23)	23.90	12/3/2015 (23)
	4,000	(24)	6,000	(24)	23.63	7/2/2017 (24)
Mitch Thompson	—		15,000	(25)	7.10	7/1/2017 (25)
	3,000	(26)	9,000	(26)	4.85	12/1/2017 (26)
	3,333	(27)	6,667	(27)	17.08	5/1/2016 (27)
	1,334	(28)	667	(28)	23.90	12/3/2015 (28)
	3,000	(29)	2,000	(29)	23.09	11/22/2016 (29)
	420	(30)	—		1.64	11/7/2011 (30)

(1)
Represents grant of 60,000 non-qualified stock options that vest in three equal installments of 20,000 on July 1, 2010, 2011 and 2012 and expire in three equal installments of 20,000 on July 1, 2015, 2016 and 2017, respectively.

(2)
Represents grant of 50,000 non-qualified stock options that vest in four equal installments of 12,500 on December 1, 2009, 2010, 2011 and 2012 and expire in four equal installments of 12,500 on December 1, 2014, 2015, 2016 and 2017, respectively.

(3)
Represents grant of 19,590 incentive stock options that vest in five equal installments of 3,918 on March 31, 2007, 2008, 2009, 2010, and 2011 and expire in five equal installments of 3,918 on March 31, 2012, 2013, 2014, 2015, and 2016, respectively.

(4)
Represents grant of 280,410 non-qualified stock options that vest in five equal installments of 56,082 on March 31, 2007, 2008, 2009, 2010, and 2011 and expire in five equal installments of 56,082 on March 31, 2012, 2013, 2014, 2015, and 2016, respectively.

(5)
Represents grant of 20,001 non-qualified stock options that vest in three equal installments of 6,667 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 6,667 on December 3, 2013, 2014 and 2015.

(6)
Represents grant of 30,000 non-qualified stock options that vest in three equal installments of 10,000 on July 1, 2010, 2011 and 2012 and expire in three equal installments of 10,000 on July 1, 2015, 2016 and 2017, respectively.

(7)
Represents grant of 25,000 non-qualified stock options that vest in four equal installments of 6,250 on December 1, 2009, 2010, 2011 and 2012 and expire in four equal installments of 6,250 on December 1, 2014, 2015, 2016 and 2017, respectively.

(8)
Represents grant of 22,190 incentive stock options that vest in five equal installments of 4,438 on April 2, 2008, 2009, 2010, 2011 and 2012 and expire in five equal installments of 4,438 on April 2, 2013, 2014, 2015, 2016 and 2017.

(9)
Includes (a) 27,810 non-qualified stock options that vest in five equal installments of 5,562 on April 2, 2008, 2009, 2010, 2011 and 2012 and expire in five equal installments of 5,562 on April 2, 2013, 2014, 2015, 2016 and 2017, respectively and (b) 25,000 non-qualified stock options that vest in five equal installments of up to 5,000 on April 2, 2008, 2009, 2010, 2011 and 2012 subject to performance targets determined by the Compensation Committee and expire on April 2, 2013, 2014, 2015, 2016 and 2017, respectively.

(10)
Represents grant of 5,001 non-qualified stock options that vest in three equal installments of 1,667 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 1,667 on December 3, 2013, 2014 and 2015, respectively.

(11)
Represents grant of 20,000 non-qualified stock options that vest in four equal installments of 5,000 on December 1, 2009, 2010, 2011 and 2012 and expire in four equal installments of 5,000 on December 1, 2014, 2015, 2016 and 2017, respectively.

(12)
Represents grant of 20,095 incentive stock options that vest in five equal installments of 4,019 on November 30, 2006, 2007, 2008, 2009 and 2010 and expire in five equal installments of 4,019 on November 30, 2011, 2012, 2013, 2014 and 2015.

(13)
Represents grant of 79,905 non-qualified stock options that vest in five equal installments of 15,981 on November 30, 2006, 2007, 2008, 2009 and 2010 and expire in five equal installments of 15,981 on November 30, 2011, 2012, 2013, 2014 and 2015, respectively.

(14)
Represents grant of 7,500 non-qualified stock options that vest in three equal installments of 2,500 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 2,500 on December 3, 2013, 2014 and 2015, respectively.

(15)
Mr. Allier passed away on January 20, 2010. At the direction of the Board of Directors, all of Mr. Allier’s unvested options vested immediately upon his death and may be exercised by Mr. Allier’s legal respresentative at any time prior to the expiration date set forth in each such option, notwithstanding Mr. Allier’s death.

(16)	Represents grant of 30,000 non-qualified stock options that vested on January 20, 2010 and expire in three equal installments of 10,000 on July 1, 2015, 2016 and 2017.
(17)	Represents grant of 25,000 non-qualified stock options that vested on January 20, 2010 and expire in four equal installments of 6,250 on December 1, 2014, 2015, 2016 and 2017.
(18)	Represents grant of 50,000 incentive stock options that vested on January 20, 2010 and expire in five equal installments of 10,000 om November 9, 2011, 2012, 2013, 2014 and 2015.
(19)	Represents grant of 20,000 incentive stock options that vested on January 20, 2010 and expire in five equal installments of 4,000 on June 21, 2012, 2013, 2014, 2015 and 2016.
(20)	Represents grant of 15,000 non-qualified stock options that vested on January 20, 2010 and expire in three equal installments of 5,000 on Decmember 3, 2013, 2014 and 2015.
(21)
Represents remaining options from a grant of 40,000 incentive stock options that vest in one installment of 10,000 on April 1, 2006 and one installment of 20,000 on April 1, 2007, and expire in one installment of 10,000 on April 1, 2011 and one installment of 20,000 on April 1, 2012, respectively.

(22)
Represents grant of 4,000 incentive stock options that vest in five equal installments of 800 on November 9, 2006, 2007, 2008, 2009 and 2010 and expire in five equal installments of 800 on November 9, 2011, 2012, 2013, 2014 and 2015, respectively.

(23)
Represents grant of 9,999 non-qualified stock options that vest in three equal installments of 3,333 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 3,333 on December 3, 2013, 2014 and 2015, respectively.

(24)
Represents grant of 10,000 non-qualified stock options that vest in five equal installments of 2,000 on July 2, 2008, 2009, 2010, 2011 and 2012 and expire in five equal installments of 2,000 on July 2, 2013, 2014, 2015, 2016 and 2017, respectively.

(25)
Represents grant of 15,000 non-qualified stock options that vest in three equal installments of 5,000 on July 1, 2010, 2011 and 2012 and expire in three equal installments of 5,000 on July 1, 2015, 2016 and 2017, respectively.

(26)
Represents grant of 12,000 non-qualified stock options that vest in four equal installments of 3,000 on December 1, 2009, 2010, 2011 and 2012 and expire in four equal installments of 3,000 on December 1, 2014, 2015, 2016 and 2017, respectively.

(27)
Represents grant of 10,000 non-qualified stock options that vest in three installments of 3,333 on each of May 1, 2009 and 2010 and 3,334 on May 1, 2011 and expire in three installments of 3,333 on each of May 1, 2014 and 2015 and 3,334 on May 1, 2016, respectively.

(28)
Represents grant of 2,001 non-qualified stock options that vest in three equal installments of 667 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 667 on December 3, 2013, 2014 and 2015, respectively.

(29)
Represents grant of 5,000 incentive stock options that vest in five equal installments of 1,000 on November 22, 2007, 2008, 2009, 2010 and 2011 and expire in five equal installments of 1,000 on November 22, 2012, 2013, 2014, 2015 and 2016, respectively.

(30)
Represents remaining options from a grant of 1,200 incentive stock options that vest in four installments of 420 on November 7, 2003, 360 on November 7, 2004, 240 on November 7, 2005 and 180 on November 7, 2006 and expire in four installments of 420 on November 7, 2008, 360 on November 7, 2009, 240 on November 7, 2010 and 180 on November 7, 2011, respectively.

Option Exercises and Stock Vested in Fiscal Year 2010. The following table sets forth certain information concerning option exercises by our named executive officers and vesting of our Common Stock held by them during the fiscal year ended March 31, 2010:

	Option Awards			Stock Awards
Name	Number of shares acquired on exercise (#)		Value realized on exercise ($) (2)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Frank Guidone	—		—	—	—
Mark Thomson	—		—	—	—
Steve Smith	—		—	—	—
Jean-Francois Allier	—		—	—	—
Glen MacGibbon	1,288	(1)	20,080	—	—

(1)
Reflects a pyramid exercise of an option exercisable for 10,000 shares in successive swap transactions pursuant to which an aggregate of 8,712 shares were forfeited in consideration of the exercise price payable with respect to such 10,000 shares.

(2)	Based on the market price of our Common Stock on the date of exercise.

EXECUTIVE AGREEMENTS AND RELATED TRANSACTIONS

Agreement with Frank Guidone

The Company entered into an employment agreement with Frank Guidone, the Company’s current Chief Executive Officer, effective as of March 31, 2006.  From June 2002 through March 2006, Mr. Guidone served as Chief Executive Officer through consulting arrangements with consulting firms of which Mr. Guidone was a principal. Mr. Guidone’s employment agreement is for an initial term of two years with automatic renewal for successive one-year terms unless either party gives timely notice of non-renewal.  Under the terms of Mr. Guidone’s employment agreement, Mr. Guidone will continue to serve as the Chief Executive Officer at an annual base salary of $450,000 subject to annual increases at the discretion of the Board of Directors.  In response to the economic recession, Mr. Guidone’s salary was reduced in fiscal 2009 to $396,000.  Mr. Guidone’s prior salary was restored effective April 5, 2010. Mr. Guidone is eligible to receive an annual bonus pursuant to the Company’s Bonus Plan, payable in accordance with the terms thereof, based upon annual performance criteria and goals established by the Compensation Committee.  In addition, Mr. Guidone received a guaranteed bonus in the amount of $50,000 paid in April 2006 in connection with the execution of his employment agreement. Further, pursuant to Mr. Guidone’s employment agreement, upon the termination of employment by Mr. Guidone for good reason, or termination of employment by the Company other than for cause (as such events are described in Mr. Guidone’s employment agreement), Mr. Guidone will be entitled to receive a lump sum payment of 150% of his then annual salary.  Further, pursuant to the terms of his employment agreement, Mr. Guidone received an option to purchase 300,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of a share of the Company’s common stock on March 30, 2006. Upon a change of control of the Company, all unvested options will immediately vest.  Mr. Guidone’s option was granted pursuant to the Company’s 2006 Stock Option Plan and is subject to the terms, conditions and provisions thereof and of the related option award agreement.

On November 6, 2007, the Company and Mr. Guidone entered into an amendment and restatement of Mr. Guidone’s employment agreement. The restated employment agreement was approved by the Compensation Committee. The Restated employment agreement, among other things, (1) removes the target bonus amount of 55% of Mr. Guidone’s annual salary and provides that the amount of any bonus payable to Mr. Guidone will be determined by the Compensation Committee or the Board, (2) removes the fixed employment term (previously an initial term of two years continuing through March 31, 2008 and automatic renewal terms of one year thereafter) and (3) provides for the payment of severance benefits in the event that Mr. Guidone’s employment is terminated by the Company without cause or by Mr. Guidone for good reason. Such severance benefits include a lump sum payment in the amount of (1) accrued but unpaid salary, (2) earned but unpaid bonus, (3) incurred but unreimbursed business expenses plus (4) 150% of Mr. Guidone’s annual salary.  Effective April 5, 2010, the Compensation Committee established a target bonus amount of 95% of Mr. Guidone’s annual salary. If earned, such target bonus together with Mr. Guidone’s base salary would result in total cash compensation of approximately the 75th percentile of the Company’s identified peer group. However, a relatively higher portion of such total cash compensation would be earned by Mr. Guidone through incentive compensation than the peer group.

Agreement with Mark Thomson

The Company entered into an employment agreement with Mark Thomson, the Company’s current Chief Financial Officer, effective as of April 2, 2007. Pursuant to his employment agreement, Mr. Thomson will receive an annual base salary of $230,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee. During fiscal 2009, Mr. Thomson’s salary was increased to $240,000, but in response to the economic recession, Mr. Thomson’s salary was subsequently reduced to $216,000.  Mr. Thomson’s prior salary was restored effective April 5, 2010. Mr. Thomson will be eligible for an annual bonus of up to 40% of his annual salary based on minimum Company and individual performance standards to be determined on an annual basis by management of the Company, except that, with respect to the first year of Mr. Thomson’s employment, he was entitled to receive and did receive a guaranteed minimum bonus of $45,000.  In addition, pursuant to Mr. Thomson’s employment agreement, on April 2, 2007 the Company granted Mr. Thomson an option to purchase up to 75,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of such grant. A portion of Mr. Thomson’s options equal to 50,000 shares will vest over a five year period in equal 20% installments on each of the successive five year anniversaries of the date of the grant contingent on the continued employment of Mr. Thomson with the Company. The remaining 25,000 options are subject to vesting conditions based upon performance targets to be determined by the Compensation Committee, up to a maximum of 5,000 options vesting per year on each of the successive five year anniversaries of the date of the grant. Upon a change of control of the Company, all unvested options will immediately vest. Mr. Thomson’s option was granted pursuant to the Company’s 2006 Stock Option Plan and will be subject to the terms, conditions and provisions thereof and of the related option award agreement. Furthermore, pursuant to Mr. Thomson’s employment agreement, upon the termination of employment by Mr. Thomson for good reason, or termination of employment by the Company other than for cause (as such events are described in the employment agreement), Mr. Thomson will be entitled to receive 100% of his annual salary in effect at the time of such termination to be paid in equal installments over the course of one year in accordance with the Company’s payroll practices then in effect.

Effective April 5, 2010, the Compensation Committee increased Mr. Thomson’s base salary to $250,000, or slightly less than the 50th percentile of the Company’s identified peer group, and established a target bonus amount of 55% of annual salary. If earned, such target bonus together with Mr. Thomson’s base salary would result in total cash compensation of between the 50th and 75th percentiles of the Company’s identified peer group.

Agreement with Steve Smith

The Company entered into an employment agreement with Steve Smith, then its Vice President and General Manager – Asia (now Chief Operating Officer), effective as of December 7, 2005.  Pursuant to Mr. Smith’s employment agreement, Mr. Smith receives an annual base salary of $190,000, subject to annual increases at the discretion of the Board of Directors, a moving allowance/sign-on bonus of $30,000, a housing allowance, reimbursement for return airfare for four (4) trips per year from Shenzhen to the United States, and a “gross-up” payment for any tax and tax preparation obligations incurred as a result of his assignment in China that are less favorable to Mr. Smith than the tax obligations he would incur had he worked at the Company’s principal office in Virginia.  During fiscal 2009, Mr. Smith’s salary was increased to $200,000, but in response to the economic recession, Mr. Smith’s salary was subsequently reduced to $180,000.  Mr. Smith’s prior salary was restored effective April 5, 2010. Mr. Smith is eligible for an annual bonus of up to 25% of his annual salary based on minimum company and individual performance standards to be determined on an annual basis by the Board of Directors.  In addition, pursuant to Mr. Smith’s employment agreement, on November 30, 2005 the Company granted Mr. Smith an option to purchase up to 100,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of such grant. Mr. Smith’s option vests over a five year period in equal 20% installments on each of the successive five year anniversaries of the date of the grant contingent on the continued employment of Mr. Smith with the Company. Upon a change of control of the Company, all unvested options will immediately vest. Mr. Smith’s option was granted pursuant to the Company’s 2003 Stock Option Plan and is subject to the terms, conditions and provisions thereof and of the related option award agreement. Furthermore, pursuant to Mr. Smith’s employment agreement, upon the termination of employment by Mr. Smith for good reason, or termination of employment by the Company other than for cause (as such events are described in the employment agreement), Mr. Smith will be entitled to receive 100% of his annual salary in effect at the time of such termination to be paid semi-monthly and an allowance of up to $10,000 for repatriation and relocation to the United States.

Effective April 5, 2010, the Compensation Committee increased Mr. Smith’s base salary to $215,000, or slightly less than the 50th percentile of the Company’s identified peer group, and established a target bonus amount of 55% of annual salary. If earned, such target bonus together with Mr. Smith’s base salary would result in total cash compensation of between the 50th and 75th percentiles of the Company’s identified peer group.

Agreement with Glen MacGibbon

The Company entered into an employment agreement with Glen MacGibbon, then its Group Vice President - Pressure/Force (now Executive Vice President), effective as of March 14, 2008.  Pursuant to Mr. MacGibbon’s employment agreement, Mr. MacGibbon receives an annual base salary of $203,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee.  During fiscal 2009, Mr. MacGibbon’s salary was increased to $213,000, but in response to the economic recession, Mr. MacGibbon’s salary was subsequently reduced to $191,700.  Mr. MacGibbon’s prior salary was restored effective April 5, 2010. Mr. MacGibbon is eligible for an annual bonus of up to 60% of his annual salary based on minimum Company and individual performance standards to be determined on an annual basis by management of the Company.  In addition, pursuant to Mr. MacGibbon’s employment agreement, Mr. MacGibbon is eligible for an annual grant of options to purchase up to 15,000 shares of the Company’s common stock as the Company may determine from time to time. Mr. MacGibbon’s options granted pursuant to his employment agreement shall vest over a three year period in equal installments on each of the successive three year anniversaries of the date of the grant contingent on the continued employment of Mr. MacGibbon with the Company. Upon a change of control of the Company, all unvested options will immediately vest.  Upon the termination of employment by Mr. MacGibbon for good reason, or termination of employment by the Company other than for cause (as such events are described in the employment agreement), Mr. MacGibbon’s options otherwise vesting within 12 months thereafter will immediately vest.  Mr. MacGibbon’s options shall be granted pursuant to the Company’s 2006 Stock Option Plan and are subject to the terms, conditions and provisions thereof and of the related option award agreement. Furthermore, pursuant to Mr. MacGibbon’s employment agreement, upon the termination of employment by Mr. MacGibbon for good reason, or termination of employment by the Company other than for cause (as such events are described in the employment agreement), Mr. MacGibbon will be entitled to receive 100% of his annual salary in effect at the time of such termination to be paid in equal installments over the course of one year in accordance with the Company’s payroll practices then in effect, together with any accrued but unpaid annual bonus earned in the fiscal year prior to such termination or a pro-rata portion of the accrued annual bonus versus the total target bonus for the current fiscal year.

Effective April 5, 2010, the Compensation Committee increased Mr. MacGibbon’s base salary to $230,000, or slightly more than the 75th percentile of the Company’s identified peer group, and established a target bonus amount of 65% of annual salary. If earned, such target bonus together with Mr. Smith’s base salary would result in total cash compensation of approximately the 75th percentile of the Company’s identified peer group. However, a relatively higher portion of such total cash compensation would be earned by Mr. MacGibbon through incentive compensation than the peer group.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the executive officers named in the Summary Compensation Table under the Company’s compensation and benefit plans and arrangements, and under each such executive’s respective employment agreement, as applicable, in the event of termination of such executive’s employment under various scenarios.  The amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective March 31, 2010.  For a description of our employment agreements with each of Messrs. Guidone, Thomson, Smith, and MacGibbon, see “Executive Agreements and Related Transactions” beginning on page 44 of this proxy statement.

Name	Cash Severance Payment ($)	Acceleration and Continuation of Equity Awards ($) (1)	Total Termination Benefits ($)
Frank Guidone
Termination Without Change in Control
• Cause	—	—	—
• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	675,000	—	675,000
Termination Following Change in Control
• Cause	—	949,600	949,600
• Voluntary	—	949,600	949,600
• Death	—	949,600	949,600
• Retirement	—	949,600	949,600
• Without Cause or for Good Reason	675,000	949,600	1,624,600
Mark Thomson
Termination Without Change in Control
• Cause	—	—	—
• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	240,000	—	240,000
Termination Following Change in Control
• Cause	—	474,800	474,800
• Voluntary	—	474,800	474,800
• Death	—	474,800	474,800
• Retirement	—	474,800	474,800
• Without Cause or for Good Reason	240,000	474,800	714,800
Steve Smith
Termination Without Change in Control
• Cause	—	—	—
• Voluntary	—	—	—

• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	200,000	—	200,000
Termination Following Change in Control
• Cause	—	425,500	425,500
• Voluntary	—	425,500	425,500
• Death	—	425,500	425,500
• Retirement	—	425,500	425,500
• Without Cause or for Good Reason	200,000	425,500	625,500
Jean-Francois Allier
Termination Without Change in Control
• Cause	45,000	—	45,000
• Voluntary	45,000	—	45,000
• Death	45,000	—	45,000
• Retirement	45,000	—	45,000
• Without Cause or for Good Reason	45,000	—	45,000
Termination Following Change in Control
• Cause	45,000		45,000
• Voluntary	45,000		45,000
• Death	45,000		45,000
• Retirement	45,000		45,000
• Without Cause or for Good Reason	45,000		45,000
Glen MacGibbon
Termination Without Change in Control

• Cause	—	—	—
• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	$213,000	—	$213,000
Termination Following Change in Control
• Cause	—	$292,889	—
• Voluntary	—	$292,889	—
• Death	—	$292,889	—
• Retirement	—	$292,889	—
• Without Cause or for Good Reason	$213,000	$292,889	$505,889
Mitch Thompson
Termination Without Change in Control
• Cause	—	—	—
• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	—	—	—
Termination Following Change in Control
• Cause	—	—	—
• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	—	—	—

(1)	The acceleration of any unvested options at March 31, 2010 is based on the difference between the closing price of our common stock at March 31, 2010 and the exercise prices of the options.

BENEFICIAL OWNERSHIP OF MEASUREMENT SPECIALTIES COMMON STOCK

The following table shows information regarding the beneficial ownership of our common shares as of April 30, 2010 for:

•	each of our directors;

•	each executive officer named in the summary compensation table; and

•	all directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent (2)
Morton L. Topfer (3)	951,782	6.5%
Frank D. Guidone (4)	374,089	2.5%
Glen MacGibbon (5)	113,592	*
John D. Arnold (6)	116,575	*
Jean Francois Allier (7)	157,500	1.0%
Steven Smith (8)	103,283	*
R. Barry Uber (9)	37,200	*
Satish Rishi (10)	25,000	*
Mark Thomson (11)	56,462	*
Kenneth E. Thompson (12)	23,500	*
Mitch Thompson (13)	13,065	*
All directors and executive officers as a group (11 persons) (14)	1,972,048	13.61%

* less than 1%
(1)	The address of each person is c/o Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666.
(2)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In computing the number of shares beneficially owned by a person and all of our directors and executive officers as a group and the percentage ownership of that person and all of our directors and executive officers as a group, shares of common stock subject to options and warrants held by that person and all of our directors and executive officers as a group that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.  Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.  The percentage of beneficial ownership is based on 14,561,408 shares of common stock outstanding as of July 26, 2010.

(3)
Includes options held by Mr. Topfer to purchase 15,000 shares and shares of our common stock held by Castletop Capital, L.P., a private investment company of which Mr. Topfer is a Managing Director.  Mr. Topfer has shared voting and shared investment power with respect to the shares held by Castletop Capital.

(4)	Includes options to purchase 265,834 shares.
(5)	Includes options to purchase 50,116 shares.
(6)	Includes options to purchase 26,000 shares and 54,000 shares pledged in connection with a margin loan.
(7)	Includes options to purchase 136,000 shares.
(8)	Includes options to purchase 90,000 shares.
(9)	Includes options to purchase 25,000 shares.
(10)	Includes options to purchase 25,000 shares.

(11)	Includes options to purchase 39,584 shares.
(12)	Includes options to purchase 20,000 shares.
(13)	Includes options to purchase 11,087 shares.
(14)	Includes options to purchase an aggregate of 703,621 shares.

CERTAIN BENEFICIAL OWNERS

The following table gives information about each shareholder, other than any of our directors or executive officers, known by us to be a beneficial owner of more than 5% percent of common stock as of March 31, 2010, based on information filed with the SEC:

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent
Brown Capital Management, Inc. 1201 N Calvert Street Baltimore, Maryland 21201	2,819,449	(1)	19.20	%(1)
Investment Counselors of Maryland LLC, 803 Cathedral Street, Baltimore, Maryland 21201	1,275,900	(2)	8.69	%(2)
BlackRock Global Investors 40 E. 52nd Street New York, NY 10022	788,695	(3)	5.37	%(3)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	784,500	(4)	5.34	%(4)

(1)	Based solely on the disclosures made in a report on Schedule 13F filed with the SEC by Brown Capital Management, Inc. on April 26, 2010.
(2)	Based solely on the disclosures made in a report on Schedule 13F filed with the SEC by Investment Counselors of Maryland LLC on April 28, 2010.
(3)	Based solely on the disclosures made in a report on Schedule 13F filed with the SEC by BlackRock Global Investors on May 14, 2010
(4)	Based solely on the disclosures made in a report on Schedule 13F filed with the SEC by T. Rowe Price Associates, Inc. on May 14, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC.  Copies of all filed reports are required to be furnished to us.  Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during fiscal 2010, except for Jean-Francois Allier (one late Form 4 filing which reported one transaction), Frank D. Guidone (one late Form 4 filing which reported one transaction), Jeffrey C. Kostelni (one late Form 4 filing which reported one transaction), Glen MacGibbon (one late Form 4 filing which reported one transaction), Steve Smith (one late Form 4 filing which reported one transaction), Mark Thomson (one late Form 4 filing which reported one transaction) and Mitch Thompson (one late Form 4 filing which reported one transaction).

ANNUAL REPORT ON FORM 10-K

In addition to the proxy statement and proxy card, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 is enclosed.  The Annual Report on Form 10-K is being furnished to you without the exhibits thereto.  Upon your request, the Company will provide you with a copy of the exhibits.  You may under some circumstances be responsible for the Company’s reasonable expenses in furnishing such exhibits.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Shareholders who wish to present proposals to be considered for inclusion in the Company’s proxy materials for the 2011 Annual Meeting of Shareholders must submit such proposals to our Secretary at Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666 by March 31, 2011.  For any proposal that is not submitted for consideration for inclusion in next year’s proxy materials, but is instead sought to be presented directly at the 2011 Annual Meeting, SEC rules permit us to exercise discretionary voting authority to the extent conferred by proxy if we: (1) receive notice of the proposal before June 24, 2011 and advise shareholders in the 2011 proxy statement of the nature of the proposal and how management intends to vote on such matter or (2) do not receive notice of the proposal before June 24, 2011.  Notices of intention to present proposals at the 2011 Annual Meeting should be submitted to our Secretary at Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666.

Our by-laws provide that a shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors by delivering written notice to our Secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be received by our Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary of the preceding year’s annual meeting. In the event that the date of an annual meeting is more than 30 days before or more than seventy days after the first anniversary of the preceding year’s annual meeting, such notice must be received by our Secretary not earlier than the close of business on the 120th day before the annual meeting and not later than the close of business on the later of the 90th day before the annual meeting or the 10th day following the day on which we publicly announce the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be received by our Secretary not earlier than the close of business on the 120th day before such special meeting, and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which we publicly announce the date of the special meeting and the nominees proposed by our Board of Directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•
all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on our books, and of such beneficial owner;

•
(a) the class and number of shares of capital stock of the Company that are owned beneficially and of record by such shareholder and such beneficial owner, and (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

•
a representation that the shareholder is a holder of record of the Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to propose such nomination; and

•
a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s common stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the 2010 annual meeting is to be held on September 22, 2010, written notice of a shareholder proposal to be acted upon at the 2011 annual meeting must be received by our Secretary not later than the close of business on June 24, 2011, nor earlier than the close of business on May 25, 2011.

In order for a shareholder to bring other business before a shareholder meeting, notice must be received by our Secretary within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the annual meeting;

•
the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our by-laws, the language of the proposed amendment);

•	the reasons for conducting such business at the annual meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in our by-laws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting.  However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto, in what according to their judgment, is in the interests of the Company and its shareholders.

July 29, 2010

EXHIBIT A

MEASUREMENT SPECIALTIES, INC.
2010 EQUITY INCENTIVE PLAN

Section 1. Purpose

The purpose of the Measurement Specialties, Inc. 2010 Equity Incentive Plan (the “Plan”) is to enable Measurement Specialties, Inc. (the “Company”) to attract, retain, motivate and provide additional incentives to certain directors, officers, employees, consultants and advisors, whose contributions are essential to the growth and success of the Company, by enabling them to participate in the long-term growth of the Company through stock ownership.

Section 2. Definitions

As used in the Plan:

“Award” means a grant of an Option or Restricted Stock Units under the terms of this Plan.

“Award Agreement” means the agreement between the Company and a Participant pursuant to which an Award is granted, and which specifies the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means the termination of a Participant’s employment, consulting or advisory relationship with the Company or the termination of a Participant’s membership on the Board because of the occurrence of any of the following events, as determined by the Board:

(i) the Participant materially breaches or fails to perform any of his obligations as an employee or director of the Company;

(ii) the Participant conducts his duties with respect to the Company in a manner that is improper or negligent; or

(iii) the Participant fails to perform his obligations faithfully as provided in any employment agreement executed between the Company and the Participant or is otherwise terminated for “cause” as “cause” may be defined in such agreement, engages in habitual drunkenness, drug abuse, or commits a felony, fraud or willful misconduct which has resulted, or is likely to result, in material damage to the Company, or as the Board in its sole discretion may determine.

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“Change in Control” means any of the following events:
(i)         a change during any 12-month period in the ownership of the capital stock of the Company, whereby a corporation, partnership, other entity, person, or group acting in concert, as described in Section 14(d)(2) of the Exchange Act holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a number of shares of capital stock of the Company, as the case may be, which constitutes more than fifty percent (50%) of the combined voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors (the “Company Voting Stock”); or

(ii)        the consummation of any merger, consolidation, share exchange, business combination or reorganization plan involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not the persons who immediately prior to such transaction held the Company Voting Stock, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of more than 50% of the combined assets of the Company to any corporation, partnership, other entity, person, or group acting in concert, as described in Section 14(d)(2) of the Exchange Act, other than to a wholly-owned subsidiary of the Company or to any “affiliate” (as defined in Rule 12b-2 under the Exchange Act) of any of the foregoing;

provided, that the following events shall not constitute a Change in Control:

(i)           the acquisition of shares of capital stock of the Company by the Company or any of their subsidiaries or “affiliates” (as defined in Rule 12b-2 under the Exchange Act);
(ii)          the acquisition of shares of capital stock of the Company by any employee benefit plan (or trust) sponsored or maintained by the Company;
(iii)         any transfer of shares of capital stock by gift, devise or descent by a stockholder to a member of such stockholder’s family or to a trust established or maintained for the benefit of a stockholder or any member of his family; or
(iv)        the acquisition of shares of capital stock by any officer or employee of the Company pursuant to any stock option plan established by the Company.
 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board (or any successor committee of the Board) or such other committee that is responsible for making recommendations to the Board (or for exercising authority delegated to it by the Board pursuant to Section 3 of the Plan, if any) with respect to the grant and terms of Awards under the Plan; provided, however, that (i) with respect to Awards to any employees who are officers of the Company or members of the Board for purposes of Section 16 of the Exchange Act, Committee means all of the members of the Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act, or any successor rule, (ii) with respect to Awards to any employees who are officers of the Company or members of the Board for purposes of Section 16 and who are intended to satisfy the requirements for “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto, Committee means all of the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code, and (iii) with respect to all Awards, the Committee shall be comprised of “independent” directors to the extent required by the listing requirements or rules of any stock exchange or quotation system on which the Common Stock may be listed or quoted.

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“Company” means Measurement Specialties, Inc., a New Jersey corporation, and any present or future parent or subsidiary corporations (as defined in Section 424 of the Code) or any successor to such corporations.  “Company” shall be limited to Measurement Specialties, Inc. for purposes of the definition of “Change in Control.”

“Common Stock” or “Stock” means the common stock, no par value per share, of the Company.

“Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code or, in the case of any employee with a written employment agreement, “Disability” shall have the meaning ascribed to such term, if so defined in such written employment agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value”, with respect to Common Stock, shall be determined as follows:

(i) If the Common Stock is at the time listed on any stock exchange or quotation system, the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange or determined by the Board to be the primary market for the Common Stock, as such price is officially reported on such exchange or system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time traded on the Nasdaq Global Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question as such price is quoted on the Nasdaq Global Market or successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the Common Stock is not listed or traded on any stock exchange, quotation system or the Nasdaq System, the Fair Market Value shall be determined using a reasonable valuation method consistent with the final regulations issued under Section 409A of the Code.

“Incentive Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under the Plan which is designated as such or is otherwise intended to meet the requirements of Section 422 of the Code or any successor provision.

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“Non-Employee Director” means a member of the Board who is not an employee of the Company.

“Non-Qualified Stock Option” means an option to purchase shares of Common Stock granted to a Participant under the Plan which is designated as such or is otherwise not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means an eligible person selected by the Board to receive an Award under the Plan.

“Plan” means the Measurement Specialties, Inc. 2010 Equity Incentive Plan.

“Restricted Stock Units” means an Award granted hereunder and stated with reference to a specified number of shares of Common Stock, which entitles the Participant to receive shares of Common Stock or cash (as determined by the Board), upon the lapse of a Restriction Period and/or subject to such other conditions and criteria (including the attainment of Performance Goals) as the Board may determine at the time of the grant of the Award.

“Restriction Period” means the period during which an Award is subject to forfeiture.  A Restriction Period shall not lapse until all conditions imposed under the particular Award Agreement, and/or this Plan, have been fully satisfied.

“Retirement” means termination of employment in accordance with the retirement provisions of any retirement plan maintained by the Company.

Section 3. Administration

(a) The Plan shall be administered by the Board. Among other things, the Board shall have authority, subject to the terms of the Plan including, without limitation, the provisions governing participation in the Plan, to grant Awards, to determine the individuals to whom and the time or times at which Awards may be granted and to determine the terms and conditions of any Award granted hereunder. Subject to paragraph (d) of this Section 3, the Board may solicit the recommendations of the Committee with respect to any of the foregoing, but shall not be bound to follow any such recommendations.

(b) Subject to the provisions of this Plan, the Board shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award and to decide all disputes arising in connection with the Plan. The Board’s decisions and interpretations shall be final and binding. Any action of the Board with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

4

(c) The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. The Board shall keep minutes of its actions under the Plan.

(d) The Board may condition the payment of any Award or the lapse of any Restriction Period (or any combination thereof) upon the achievement of a Performance Goal (defined below) that is established by the Board.  A “Performance Goal” shall mean an objective goal that must be met by the end of the Restriction Period specified by the Board based upon one or more of the following as applied to the Company, a subsidiary, an affiliate or a business unit thereof: (i) total stockholder return, (ii) total stockholder return as compared to total return of a publicly available index, (iii) net income, (iv) pretax earnings, (v) funds from operations, (vi) earnings before interest expense, taxes, depreciation and amortization, (vii) operating margin, (viii) earnings per share, (ix) return on equity, capital, assets and/or investment, (x) operating earnings, (xi) working capital, (xii) ratio of debt to stockholders equity, (xiii) expense reduction or containment, (xiv) revenue, or (xv) such other criteria as may be determined by the Board in its sole discretion.  In addition to the foregoing, a Performance Goal may be the Participant’s achievement of a specified period of service with the Company, its subsidiaries, or its affiliates.  The Board shall have discretion to determine the specific targets with respect to each of these categories of Performance Goals.  Before paying an Award or permitting the lapse of any Restriction Period on an Award subject to this Section, the Board shall certify in writing that the applicable Performance Goal has been satisfied.  Performance Goals for Awards to officers who are subject to the requirements and limitations of Section 162(m) of the Code, shall be established not later than ninety (90) days after the beginning of the applicable performance period (or at such other date as may be required or permitted for “performance-based” compensation under Section 162(m) of the Code), and shall otherwise meet the requirements of said Code section, including the requirement that the outcome of the Performance Goal be substantially uncertain at the time established.

                       (e) Subject to any limitations specified in this Plan and to applicable legal requirements the Board shall have the authority to delegate all or any portion of the authority granted to it under this Section 3 or elsewhere under the Plan to the Committee or the Chief Executive Officer of the Company.  If such authority is so delegated by Board, the Committee or the Chief Executive Officer, as the case may be, shall have such rights and authority to make determinations and administer the Plan as are specified in the delegation of authority. To the extent that the Board delegates its authority as provided by this Section 3(e), all references in the Plan to the Board’s authority to grant Awards and make determinations with respect thereto shall be deemed to include the Committee or the Chief Executive Officer, as the case may be.

(f)  For purposes of accommodating or addressing the rules, laws, or regulatory requirements of local or foreign jurisdictions or qualifying for preferred tax treatment in such jurisdictions , the Committee is authorized to establish additional terms, conditions rules or procedures or to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

5

Section 4. Eligibility

All employees, consultants and advisors of the Company who are from time to time responsible for the management, growth and protection of the business of the Company, and all directors of the Company, shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Board, in its sole discretion, from among those eligible, and the Board shall determine in its sole discretion the numbers of shares to be covered by the Award or Awards granted to each Participant. Options intended to qualify as Incentive Stock Options shall be granted only to key employees while actually employed by the Company. Non-Employee Directors, consultants and advisors shall not be entitled to receive Incentive Stock Options under the Plan.

Section 5. Shares of Stock Available for Awards

(a)  Subject to adjustment as provided in paragraph (e) below, the total number of shares of Common Stock available for Awards under the Plan shall be 1,600,000; provided that, of such aggregate number of shares, the number of shares of Common Stock available for Awards of Restricted Stock Units shall be limited to 500,000.

(b)  The following limits (each an “Annual Award Limit”, and collectively, “Annual Award Limits”) shall, subject to adjustment as provided in paragraph (e) below, apply to grants of Awards under this Plan:

(i)           Options:  The maximum aggregate number of shares of Common Stock subject to Options which may be granted in any one year to any one Participant shall be 150,000.

(ii)          Restricted Stock Units:  The maximum aggregate number of shares of Common Stock subject to Awards of Restricted Stock Units which may be granted in any one year to any one Participant shall be the Fair Market Value (determined on the date of grant) of 75,000 shares of Common Stock.

(c)  Any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under this Plan.  Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.  If any shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates or is forfeited, the shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for Awards under this Plan.

(d)  No Option shall be exercisable, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered and no payment shall be made under the Plan, except in compliance with all applicable laws.  In this connection, it is intended generally that Awards granted under this Plan shall not constitute “non-qualified deferred compensation” as defined under Section 409A of the Code.  If, however, any Award is, or becomes, subject to any of the requirements of Section 409A of the Code, such Award, and the applicable Award Agreement, shall be interpreted and administered to be consistent with such requirements, and the Board shall be entitled, on a unilateral basis, to amend, reform, interpret and administer this Plan, such Award and such Award Agreement accordingly.

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(e) In the event that the Board determines, that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, stock split, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted under the Plan to Participants, the Board shall have the right to adjust equitably any or all of (i) the number of shares of Common Stock in respect of which Awards may be granted under the Plan to Participants, (ii) the number and kind of shares subject to outstanding Awards held by Participants, (iii) the exercise price with respect to any Awards held by Participants, (iv) the Annual Award Limits, (v) the amount and/or type of payment to be received under Awards, and, if considered appropriate, the Board may make provision for a cash payment with respect to any outstanding Awards held by a Participant, provided that the number of shares subject to any Award shall always be a whole number.

(f) In furtherance of the terms and conditions of this Plan and for purposes of clarity, the following terms and conditions shall apply to this Plan:  (i) shares of Common Stock that are tendered by a Participant to pay the exercise price of an Award made under this Plan shall not be available for future grant under this Plan;  (ii) shares of Common Stock underlying Awards made pursuant to this Plan that are withheld by the Company for tax considerations in relation to an Award shall not be available for future grant under this Plan; and (iii) this Plan does not permit the Company to use the cash proceeds from the exercise of Options to repurchase shares of Common Stock on the open market for reuse in this Plan.

Section 6. Incentive Stock Options

(a) Subject to Federal statutes then applicable and the provisions of the Plan, the Board may grant Incentive Stock Options and determine the number of shares to be covered by each such Award, the option price therefor, the term of such Award, the vesting schedule of such Award, and the other conditions and limitations applicable to the exercise of the Award. The terms and conditions of Incentive Stock Options shall be subject to and shall comply with Section 422 of the Code, or any successor provision, and any regulations thereunder. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted to the Board under the Plan be so exercised, so as to disqualify, without the consent of the Participant, any Incentive Stock Option granted under the Plan pursuant to Section 422 of the Code. The foregoing notwithstanding, any Award that fails to be an ISO shall remain outstanding according to its terms and shall be treated by the Company as a Non-Qualified Stock Option.

7

(b) The option price per share of Common Stock purchasable under an Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. If the Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is granted to such Participant, the option price shall be not less than 110% of Fair Market Value of the Common Stock on the date of grant.

(c) No Incentive Stock Option shall be exercisable more than ten (10) years after the date such option is granted. If a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is granted to such Participant, such Option shall not be exercisable after the expiration of five (5) years from the date of grant.

(d) Unless otherwise determined by the Board at the time of grant, in the event a Participant’s employment terminates by reason of Retirement or Disability, any Incentive Stock Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such Incentive Stock Option or within three (3) months in the case of Retirement and twelve (12) months in case of Disability (or such shorter period as the Board shall determine at the time of grant) following the Participant’s termination of employment, whichever period is shorter.

(e) Unless otherwise determined by the Board at the time of grant, in the event a Participant’s employment is terminated by reason of death, any Incentive Stock Option granted to such Participant which is then outstanding may be exercised by the Participant’s legal representative at any time prior to the expiration date of the term of the Incentive Stock Option or within twelve (12) months (or such shorter period as the Board shall determine at the time of grant) following the Participant’s termination of employment, whichever period is shorter.

(f) Unless otherwise determined by the Board at or after the time of grant, in the event a Participant’s employment shall terminate for Cause, any Incentive Stock Option granted to such Participant which is then outstanding shall be canceled and shall terminate.

(g) Unless otherwise determined by the Board at or after the time of grant, in the event that a Participant’s employment shall terminate for any reason other than death, Disability, Retirement or Cause, any Incentive Stock Option granted to such Participant which is then outstanding may be exercised as set forth in the applicable Award Agreement. In the absence of a specific term, any Incentive Stock Option outstanding upon such termination of employment may be exercised at any time prior to the expiration of the term of such option or within three months following Participant’s termination of employment, whichever period is shorter.

(h) The aggregate Fair Market Value of Common Shares first becoming subject to exercise as an Incentive Stock Option by a Participant who is an employee during any given calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000.00). Such aggregate Fair market Value shall be determined as of the date such Option is granted.

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Section 7. Non-Qualified Stock Options

(a) Subject to the provisions of the Plan, the Board may grant Non-Qualified Stock Options and determine the number of shares to be covered by each such Option, the option price therefor, the term of such Option, the vesting schedule and the other conditions and limitations applicable to the exercise of the Non-Qualified Stock Options.

(b) The option price per share of Common Stock purchasable under a Non-Qualified Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant.

(c) No Non-Qualified Stock Option shall be exercisable more than ten (10) years after the date such option is granted.

(d) Unless otherwise determined by the Board at the time of grant, in the event a Participant’s employment or engagement by the Company or membership on the Board terminates by reason of Retirement or Disability, any Non-Qualified Stock Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such Non-Qualified Stock Option or within three (3) months in the case of Retirement and twelve (12) months in case of Disability following the Participant’s termination of employment, engagement, or service, whichever period is shorter.

(e) Unless otherwise determined by the Board at the time of grant, in the event a Participant’s employment or engagement by the Company or membership on the Board is terminated by reason of death, any Non-Qualified Stock Option granted to such Participant which is then outstanding may be exercised by the Participant’s legal representative at any time prior to the expiration date of the term of the Non-Qualified Stock Option or within twelve (12) months following the Participant’s termination of employment, whichever period is shorter.

(f) Unless otherwise determined by the Board at or after the time of grant, in the event a Participant’s employment or engagement by the Company or membership on the Board shall terminate for Cause, any Non-Qualified Stock Option granted to such Participant which is then outstanding shall be canceled and shall terminate.

(g) Unless otherwise determined by the Board at or after the time of grant, in the event a Participant’s employment or engagement by the Company or membership on the Board shall terminate for any reason other than death, Disability, Retirement or Cause, any Non-Qualified Stock Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such Option or within three (3) months following Participant’s termination, whichever period is shorter.

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Section 8. Restricted Stock Units

(a)  Subject to the provisions of the Plan, the Board may grant Awards of Restricted Stock Units and determine the number of shares to be covered by each such Award, the Restriction Period, the applicable Performance Goals, whether the Award is payable in cash or shares of Common Stock, and other conditions and limitations applicable to such Awards.

(b)  Unless otherwise provided in the applicable Award Agreement, during the Restriction Period, the Participant shall not have any rights as a shareholder with respect to any shares of Common Stock underlying the Restricted Stock Units.

(c)  The Board may condition the expiration of the Restriction Period upon: (i) the Participant’s continued service over a period of time with the Company, its subsidiaries or its affiliates, (ii) the achievement of any other Performance Goals set by the Board, or (iii) any combination of the above conditions, as specified in the Award Agreement.  If the specified conditions are not attained, the Participant shall forfeit the Award, or portion of the Award with respect to which those conditions are not attained, and the Award (including the underlying Common Stock) shall be forfeited.  Notwithstanding any provision contained herein to the contrary, the Board, in its sole discretion, may grant Restricted Stock Units that are not subject to any Restriction Period.

(d)  At the end of the Restriction Period, if all applicable conditions have been satisfied, the Participant shall be entitled to receive a share of Common Stock for each share underlying the Restricted Stock Unit Award that is then free from restriction, or cash equal to the Fair Market Value of such shares of Common Stock, and such shares or cash shall be delivered to the Participant (or, where appropriate, the Participant’s legal representative).  The Board may, in its sole discretion, accelerate the vesting and delivery of Restricted Stock Units under circumstances determined by the Board to be appropriate.

(e)  The applicable Award Agreement shall specify the right, if any, of a Participant to receive a distribution of the Restricted Stock Unit Award as a result of, or following, the Participant’s termination of employment or engagement by the Company or membership on the Board.

Section 9.	Change in Control

(a)  In the event of a Change in Control, the Board may, on a Participant-by-Participant basis or on a broader Plan basis, take such action as the Board, in its sole discretion determines with respect to outstanding Awards.  Such action by the Committee may include, without limitation, any one or more of the following:
(i)           accelerate the vesting of outstanding Awards issued under the Plan that remain unvested;
(ii)          fully vest and/or accelerate the Restriction Period of any Awards;
(iii)         terminate or cancel Awards in exchange for cash payments and/or provide limited opportunities to exercise such Awards prior to the effectiveness of such termination or cancellation;
(iv)         require that Awards be assumed by the successor entity, or that awards for shares or other interests in the successor entity having equivalent value be substituted for such Awards; or

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(v)          take such other action as the Board shall determine to be reasonable under the circumstances in order to retain the original intent of the Awards.
The application of the foregoing provisions shall be determined by the Board in its sole discretion.  Any adjustment may provide for the elimination of fractional shares of Common Stock in exchange for a cash payment equal to the Fair Market Value of the eliminated fractional shares of Common Stock.  Notwithstanding the foregoing provisions, the time for payment of any Award shall not be accelerated, and the exercisability of an Award shall not be extended to the extent such acceleration or extension would be contrary to the requirements of Section 409A of the Code, or result in the imposition of taxation and/or penalties under Section 409A of the Code.

(b)          The judgment of the Board with respect to any matter referred to in this Section 9 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

Section 10. General Provisions Applicable to Awards

(a) Each Award under the Plan shall be evidenced by an Award Agreement delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan and/or to comply with applicable tax and regulatory laws and accounting principles. For purposes of Plan interpretation the terms and conditions contained in any Award Agreement shall be deemed to have been determined by the Board at the time of grant.

(b) Each Award may be granted alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Board at the time of grant or at any time thereafter.

(c) The Board shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, or other property, and may, in its discretion, permit “cashless exercises” and “net exercises” of Options pursuant to such procedures as may be established by the Board.

(d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Board at or after the grant of the Option, (i) by means of a net exercise pursuant to procedures established by the Board, or (ii) by delivery of shares of Common Stock owned by the Participant valued at their Fair Market Value on the date of delivery, or (iii) such other lawful consideration as the Board may in its sole discretion determine.

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(e) No Award shall be transferable by the Participant otherwise than (to the extent permitted under the applicable Award Agreement) by will or by the laws of descent and distribution, and all Awards shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s duly appointed guardian or personal representative.

(f) The Board may at any time accelerate the vesting and exercisability or distribution of all or any portion of any Award, provided that such acceleration does not violate the provisions of Section 409A of the Code, or result in the imposition of any taxation and/or penalties under Section 409A of the Code.

(g) The Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Board’s sole discretion, a Participant may elect to have such tax obligations paid, in whole or in part, in shares of Common Stock, including shares retained from the Award creating the tax obligation. For withholding tax purposes, the value of the shares of Common Stock shall be the Fair Market Value on the date the withholding obligation is incurred. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(h) For purposes of the Plan, the following events shall not be deemed a termination of employment of a Participant:

(i)    a transfer to the employment of the Company from a subsidiary or from the Company to a subsidiary, or from one subsidiary to another;

(ii)   an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Board otherwise so provides in writing; or

(iii)  unless provided otherwise by the Board, a transfer to the employment of an entity in connection with the purchase by such entity of substantially all of the assets of a business conducted by the Company or any subsidiary.

Subject to clause (iii) of this paragraph (h), employees of a subsidiary of the Company shall be deemed to have terminated their employment on the date on which such subsidiary ceases to be a subsidiary of the Company.

Section 11. Effective Date, Termination and Amendment

(a)  The Plan is effective on June 22, 2010 the date the Plan was approved by the Board, contingent, however, on approval of the Plan by the Company’s shareholders within 12 months of such date.  No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan.  Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

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(b)  The Board shall have the power to amend, suspend or terminate the Plan at any time, provided that any such termination of the Plan shall not affect Awards outstanding under the Plan at the time of termination.  Notwithstanding the foregoing, an amendment will be contingent on approval of the Company’s shareholders, to the extent required by law or by the rules of any stock exchange on which the Company’s securities are traded or if the amendment would (i) increase the benefits accruing to Participants under the Plan, (ii) increase the aggregate number of shares of Common Stock that may be issued under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan.

(c)  The Board may amend any outstanding Award in whole or in part from time to time.  Any such amendment which the Board determines, in its sole discretion, to be necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Code sections 162(m) or 409A or the regulations or rulings promulgated thereunder), may be made retroactively or prospectively and without the approval or consent of the Participant.  Additionally, the Board may, without the approval or consent of the Participant, make adjustments in the terms and conditions of an Award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the Award.  In addition to the foregoing, the Board may amend, modify or terminate any outstanding Award held by a Participant, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that the Participant’s consent to each action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.  Notwithstanding the foregoing, or any other provision of this Plan, the exercise price of an Option may not be changed after the Option is granted without approval of the Company’s shareholders.

Section 12. Miscellaneous

(a) No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Agreement.

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(b) The Board may postpone any grant, exercise, vesting or payment of an Award for such time as the Committee in its sole discretion may deem necessary in order to permit the Company:  (i) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to the Award under applicable securities laws; (ii) to take any action in order to (A) list such shares of Common Stock or other shares of stock of the Company on a stock exchange if shares of Common Stock or other shares of stock of the Company are not then listed on such exchange, or (B) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock or other shares of stock of the Company, including any rules or regulations of any stock exchange on which the shares of Common Stock or other shares of stock of the Company are listed; (iii) to determine that such shares of Common Stock in the Plan are exempt from such registration or that no action of the kind referred to in (ii)(B) above needs to be taken; (iv) to comply with any other applicable law, including without limitation, securities and tax laws; or (v) to otherwise comply with any prohibition on such acts or payments during any applicable blackout period.  Additionally, the granting, exercise, vesting or payment of an Award shall be postponed during any period that the Company or any affiliate is prohibited from doing or permitting any of such acts under applicable law, including without limitation, during the course of an investigation of the Company or any affiliate, or under any contract, loan agreement or covenant or other agreement to which the Company or any affiliate is a party.  The Company shall not be obligated by virtue of any terms and conditions of any Award Agreement or any provision of the Plan to recognize the grant, exercise, vesting or payment of an Award or to grant, sell or issue shares of Common Stock or make any such payments in violation of any law, including any securities or tax laws, or the laws of any government having jurisdiction thereof or any of the provisions hereof.  Any such postponement shall not extend the term of the Award, and neither the Company nor its directors and officers nor the Committee shall have any obligation or liability to any Participant or to any other person with respect to shares of Common Stock or payments as to which the Award shall lapse because of such postponement.

(c) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for its employees.

(d) Subject to the provisions of the applicable Award, no Participant shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

(e) Nothing contained in this Plan, nor any Award granted pursuant to this Plan nor any Award Agreement, shall constitute or create any employment or other relationship, or confer upon any Participant any right to continued employment or service with the Company or any subsidiary or affiliate, nor interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment or service of any Participant at any time.

(f) Nothing contained in this Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Committee, the Company or its subsidiaries or affiliates, or their officers or other representatives or the Board, on the one hand, and the Participant, the Company, its subsidiaries or affiliates or any other person or entity, on the other.

(g) Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

(h) No member of the Board shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Board be liable for any agreement issued pursuant to this Plan or any grants under it. Each member of the Board shall be indemnified by the Company against any losses incurred in such administration of the Plan, unless his action constitutes willful misconduct.

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(i) To the extent that State laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the other laws of the State of New Jersey.

(j) Awards may be granted to employees of the Company who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Board may also impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees on assignments outside their home country.

Executed effective as of June 22, 2010.

MEASUREMENT SPECIALTIES, INC.

By:  /s/ Mark Thomson

Title:  Chief Financial Officer

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MEASUREMENTSPECIALTIES, INC. 1000 LUCAS WAY HAMPTON, VA 23666
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE- 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M26558-P00208	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALIDONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MEASUREMENT SPECIALTIES,INC.		For	Withhold	For All	To withhold authority to vote for any individual
THE BOARD OF DIRECTORS RECOMMENDS A		All	All	Except	nominee(s), mark “For All Except” and write the
VOTE "FOR" THE ELECTION OF TWO DIRECTORS, AND "FOR" PROPOSALS 2 AND 3.		☐	☐	☐	number(s) of the nominee(s) on the line below. ________________________________________
1.	To elect the following persons to the Board
of Directors of the Company for the term
described in the proxy statement:

Nominees:

01) John D. Arnold
02) Frank D. Guidone

Vote on Proposals							For	Against	Abstain

2.	To approve the 2010 Equity Incentive Plan.						☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2011.						☐	☐	☐

SIGN, DATE AND RETURN PROXY CARDPROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at the right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGNWITHIN BOX]	Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

MEASUREMENT SPECIALTIES, INC.

Wednesday, September 22, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please detach and mail in the envelope provided if you are not voting via the Internet or telephone.
M26559-P00208

PROXY

MEASUREMENT SPECIALITIES, INC.

Annual Meeting of Shareholders - Wednesday, September 22, 2010

THISPROXYIS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE 2010 ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 22, 2010

The shares of common stock of Measurement Specialties, Inc. (the "Company") you are entitled to vote at the 2010 Annual Meeting of Shareholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint  Frank D. Guidone, Mark Thomson, or other designee,  and each of them, with full power of substitution,  to vote all shares you are entitled to vote on the matters shown on the reverse side, as directed  in this proxy and,  in their discretion,  on any other  matters  which may come  before  the  Annual Meeting  and  all postponements and adjournments.

This proxy, when  properly  executed, will be voted  as directed,  or if no direction  is given,  will be voted  FORthe nominees  for Director, FOR the 2010 Equity Incentive Plan and FOR the ratification  of the appointment of Ernst & Young LLP as our independent registered  public accounting  firm for fiscal 2011.

Address Changes/Comments: __________________________________________________

___________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)